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WOODWARD GOVERNOR COMPANY
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Woodward Governor Company

Woodward *always innovating* for a better future.

WOODWARD

Woodward Governor Company P.O. Box 1519 1000 E. Drake Road Fort Collins, Colorado 80525 Tel: 970-482-5811 Fax: 970-498-3058

WOODWARD GOVERNOR COMPANY
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

December 13, 2010

Dear Stockholder:

You are cordially invited to attend Woodward Governor Company’s annual meeting of stockholders at 8:00 a.m., Mountain Standard Time, on Wednesday, January 26, 2011, at the Hilton Fort Collins located at 425 West Prospect Road, Fort Collins, Colorado. Registration for the meeting will be conducted in Salon 1. We invite you to join our directors and members of our management team for a continental breakfast at 7:30 a.m. The formal meeting will begin promptly at 8:00 a.m.

Parking is available on site. A map is located on the back of this proxy statement.

Please complete and return your proxy card by mail, or vote via telephone or the Internet, as soon as possible regardless of whether you plan to attend in person.

Sincerely yours,

WOODWARD GOVERNOR COMPANY

Thomas A. Gendron
Chairman, Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be Held on January 26, 2011:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including consolidated financial statements, are available to you at www.proxydocs.com/wgov.

Wednesday, January 26, 2011 8:00 a.m. MST Hilton Fort Collins 425 West Prospect Road Fort Collins, Colorado
The purpose of our Annual Meeting is to:
1.  Elect three directors to serve for a term of three years each;

2. Consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending September 30, 2011;

3. Consider and act upon a proposal to amend the Company’s Certificate of Incorporation to effect a name change of the Company to “Woodward, Inc.”;

4.  Consider and act upon a proposal regarding the compensation of the Company’s named executive officers;

5.  Consider and act upon a proposal regarding the frequency of stockholder advisory votes on executive compensation;

6.  Consider a stockholder proposal to eliminate supermajority voting, if properly presented at the annual Stockholder’s meeting on January 26, 2011; and

7.  Transact other business that properly comes before the meeting, or any postponement or adjournment thereof.

Stockholders who owned Woodward Governor Company common stock at the close of business on the record date, November 29, 2010, are entitled to vote at the meeting, or any postponement or adjournment thereof.

By Order of the Board of Directors,

WOODWARD GOVERNOR COMPANY

A. Christopher Fawzy

Corporate Secretary

December 13, 2010

YOUR VOTE IS IMPORTANT
Even if you plan to attend the meeting in person, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet, as soon as possible. Prompt response is helpful and your cooperation will be appreciated.

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission (“SEC”) and available at its website at www.sec.gov. Please contact the Corporate Secretary, Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525 or email investorrelations@woodward.com. This report is also available at www.proxydocs.com/wgov.

About the Annual Meeting and Voting

Woodward Governor Company (“Woodward” or the “Company”), on behalf of its Board of Directors (the “Board”), is soliciting your proxy to vote at our annual meeting of stockholders (or at any postponement or adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about December 13, 2010, to all stockholders entitled to vote. The Woodward Governor Company Annual Report, which includes our financial statements, is being sent with this proxy statement.

Stockholders who owned Woodward common stock at the close of business on the record date, November 29, 2010, are entitled to vote at the meeting. As of the record date, there were 68,858,638 shares of Woodward common stock outstanding.

Each share of Woodward common stock that you own entitles you to one vote on each matter presented at the meeting, except for the election of directors, for which you may cumulate your votes. Since three directors are standing for election, you will be entitled to three director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director.

Woodward offers stockholders the opportunity to vote by mail, by telephone, or via the Internet. Instructions to use these methods are set forth on the enclosed proxy card.

If you vote by telephone or via the Internet, please have your proxy or voting instruction card available. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned the card by mail. Voting by telephone and via the Internet are valid proxy voting methods under the laws of Delaware (our state of incorporation) and our Amended and Restated Bylaws (our “Bylaws”).

If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares or abstain from voting as follows:

“FOR” the election of the Board’s nominees to the Board;

“FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm;

“FOR” the proposal to amend the Company’s Certificate of Incorporation to effect a name change of the Company to “Woodward, Inc.”;

“FOR” the proposal regarding the compensation of the Company’s named executive officers;

FOR “OPTION #3 (Every Three Years)” under the proposal regarding the frequency of stockholder advisory votes on executive compensation; and

“AGAINST” the stockholder proposal to eliminate supermajority voting, if properly presented at the annual Stockholder’s meeting on January 26, 2011.

If any other matter is presented at the meeting, your proxy will vote in accordance with your proxy’s best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

You may revoke your proxy by:

•	entering a new vote by telephone, over the Internet, or by signing and returning another signed proxy card at a later date,

•	notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

If you want to give your written proxy to someone other than the individuals named on the proxy card:

•	cross out the individuals named and insert the name of the individual you are authorizing to vote, or

•	provide a written authorization to the individual you are authorizing to vote along with your proxy card.

Summary of Proposals Submitted for Vote

The following are only summaries of the proposals. You should review the full discussion of each proposal in this proxy statement before casting your vote.

Proposal 1: Election of Directors

Nominees:  At the annual meeting, you will be asked to elect three directors to the Board. Each director will be elected to a three-year term and will hold office until the 2013 Annual Meeting held in or about January 2014 and until a successor is elected and qualifies.

Vote Required:  Directors are elected by a plurality vote of shares present at the meeting in person or by proxy, meaning that the three director nominees receiving the most votes will be elected.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm:  At the annual meeting, you will be asked to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

Vote Required:  The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the Audit Committee’s appointment of the independent registered public accounting firm.

Proposal 3: Proposal to Amend the Company’s Certificate of Incorporation to Effect a Name Change of the Company to “Woodward, Inc.”

Amendment to the Certificate of Incorporation of the Company:  At the annual meeting, you will be asked to approve an amendment to the Certificate of Incorporation to change the Company’s name from “Woodward Governor Company” to “Woodward, Inc.”

Vote Required:  An affirmative vote by the holders of two-thirds of the Company’s outstanding common stock will be required to approve an amendment to the Certificate of Incorporation to effect the name change.

Proposal 4: Advisory (Non-Binding) Vote Regarding Executive Compensation

Compensation of the Company’s named executive officers:  At the annual meeting, you will be asked to approve the compensation of the named executive officers of the Company.

Vote Required:  The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of the compensation of the Company’s named executive officers.

The Board unanimously recommends that the stockholders vote “FOR” each of the proposals listed above.

Proposal 5: Advisory (Non-Binding) Vote Regarding Frequency of Stockholder Advisory Votes on Executive Compensation

Frequency of stockholder advisory votes on executive compensation:  At the annual meeting, you will be asked to vote on whether a non-binding stockholder advisory vote on the compensation of our named executive officers, such as the stockholder vote described in Proposal 4, should occur every one, two or three years.

Vote Required:  The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of one of the three resolutions described in Proposal 5.

The Board unanimously recommends that the stockholders vote for “OPTION #3 (Every Three Years)” under Proposal 5.

Proposal 6: Stockholder Proposal to Eliminate Supermajority Voting

Changes to Supermajority Voting Requirements:  At the annual meeting, a stockholder proponent will ask you to approve a stockholder resolution requesting the Board to take the steps necessary so that each stockholder voting requirement in the Company’s Certificate of Incorporation and Bylaws that calls for a greater than simple majority vote be changed to a majority of the votes cast for and against the proposal in accordance with applicable laws. The proposal, if approved, would not be binding on the Board and thus may not result in the requested changes.

Summary of Proposals Submitted for Vote (continued)

Vote Required:  The affirmative vote of the holders of a majority of shares of Woodward common stock present in person or by proxy and entitled to vote at the Annual Meeting will be required for the approval of this stockholder proposal.

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal 6 above.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a stockholder does not provide voting instructions to his or her broker or nominee and the broker or nominee does not have discretionary authority to vote on the matter, as further described below under “Voting of Shares Held in Street Name by Your Broker.”

Abstentions

Abstentions are counted as present for establishing a quorum. Except for the election of directors and the advisory vote regarding frequency of stockholder advisory votes on executive compensation, abstentions have the same effect as votes against the matter.

Voting of Shares Held in Street Name by Your Broker

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares. You are also invited to attend the annual meeting and vote your shares in person. In order to vote your shares in person, you must provide us with a legal proxy from your broker.

Brokerage firms have authority to vote customers’ shares for which they have not received voting instructions on certain “routine” matters, such as ratification of the auditors. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (i.e., a broker non-vote). On the other hand, absent instructions from customers, a brokerage firm cannot vote customers’ shares on non-routine matters, such as the election of directors, the advisory vote on executive compensation, the advisory vote regarding frequency of stockholder advisory votes on executive compensation, and the stockholder proposal. Consequently, if you do not give your brokerage firm specific instructions, your shares will not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

In order for your shares to be voted on all matters presented at the meeting, including election of directors, we urge all stockholders whose shares are held in street name by a brokerage firm to provide voting instructions to the brokerage firm.

Board of Directors

Board Composition	The Board currently consists of ten directors and is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

Each of the three directors standing for election at the 2010 Annual Meeting of Stockholders has been nominated by the Board at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in 2014 or when a successor is elected and qualifies. Other directors are not standing for election at this meeting and will continue in office for the remainder of their respective terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.

The Nominating and Governance Committee is responsible for recommending qualified director candidates for nomination by the Board based on the skills and characteristics that the Board seeks in its members as well as the composition of the Board as a whole. This review includes an assessment of, among other things, a candidate’s knowledge, experience, diversity, and skills in areas critical to understanding the Company and its business, with a commitment to enhancing stockholder value. The Nominating and Governance Committee also assesses a candidate’s integrity, reputation, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Nominating and Governance Committee seeks candidates with the highest professional and personal ethics and values, guided by the philosophy and concepts as expressed in the Company’s Constitution, and who will operate in accordance with the Company’s Codes of Business Conduct and Ethics.

We believe that our director nominees should possess the following experience, qualifications, attributes and skills:

• a basic understanding of the principal operational and financial objectives, plans and strategies of the Company;

• a basic understanding of the results of operations and financial condition of the Company;

• a basic understanding of the relative standing of the Company in relation to its competitors; and

• leadership experience at the policy-making level in business, government, education or public interest.

We identify below certain biographical information of each of our directors and the director nominees for election, including his or her principal occupation, public company directorships currently held or held during the past five years and other business affiliations. We also describe the specific experience, qualifications, attributes and skills of each director and director nominee that led the Board to conclude that he or she should serve as a member of the Board.

Board of Directors (continued)

  PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Standing for Election at This Meeting for Terms Expiring in 2014:

Mary L. Petrovich

Age: 47

Mary Petrovich has served as General Manager of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components, since its acquisition by General Dynamics in December 2008. Ms. Petrovich served as Chairman and Chief Executive Officer of AxleTech International from 2001 through the December 2008 sale of the company to General Dynamics. Prior to AxleTech, in 2000, Ms. Petrovich was President of the Driver Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees.

Ms. Petrovich has extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries. This experience, together with her operational experience with Six Sigma lean manufacturing techniques and supply chain management, and her experience in evaluating new business opportunities, provides the Board with valuable knowledge in its oversight of Woodward’s operational efficiency and recent acquisitions.

Ms. Petrovich has been a director of the Company since 2002.

Other public company directorships: None held during the past five years.

Larry E. Rittenberg

Age: 64

Dr. Larry Rittenberg, PhD, CPA and CIA, is the Ernst & Young Professor of Accounting & Information Systems at the University of Wisconsin. He has been on the faculty at the University since 1976, and served as the chair of the accounting department for 11 years. Dr. Rittenberg teaches auditing, enterprise risk management, governance and control, and has served in leadership positions across a number of professional organizations, including the American Institute of CPAs, the Institute of Internal Auditors (IIA), and the American Accounting Association (AAA), where he served as VP of Finance and established the first audit committee within the AAA. Dr. Rittenberg served as Chairman of The Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) from 2004 to 2009. COSO is a voluntary private sector organization dedicated to improving the quality of financial reporting through business ethics, effective internal controls, and corporate governance. He also served as a financial advisor providing counsel on Sarbanes-Oxley compliance to the Audit Committee and Board of Petro China, the largest publicly listed company in China.

Dr. Rittenberg’s in-depth understanding of accounting and finance, Sarbanes-Oxley, and corporate governance is a valuable asset to the Board in its oversight of the integrity of the Company’s financial statements and financial reporting processes.

Dr. Rittenberg has been a director of the Company since 2004.

Other public company directorships: None held during the past five years.

Board of Directors (continued)

Michael T. Yonker

Age: 68

Michael T. Yonker retired as the President and Chief Executive Officer of Portec, Inc., a manufacturer of engineered products for the construction, railroad, and materials handling industries, in June 1998. Prior to Portec, Mr. Yonker served as Corporate Vice President of PT Components, with responsibility for operational management of its industrial gear business, from 1982 to 1988, and worked with FMC Corporation in corporate strategic planning, marketing and operational management of various of its engineered industrial products businesses from 1971 to 1981.

Mr. Yonker has a technical understanding of engineered products and their applications, and has extensive experience with industrial markets and customers. Mr. Yonker brings to the Board extensive management experience at the senior executive and board-level, and expertise in manufacturing, finance, marketing and international business. Mr. Yonker also has significant experience in the oversight of compensation and governance issues for other public companies.

Mr. Yonker has been a director of the Company since 1993.

Other public company directorships: Modine Manufacturing Company, Inc. (since 1993); EMCOR Group, Inc. (since 2002); Proliance, Inc. (2005-2006).

Your Board recommends a vote “FOR” the nominees presented in Proposal 1.

Board of Directors (continued)

Directors Remaining in Office Until 2012:

Paul Donovan

Age: 63

Paul Donovan retired in 2004 as special advisor to the Chairman of Wisconsin Energy Corporation. Mr. Donovan had previously served as the Chief Financial Officer of Wisconsin Energy Corporation from August 1999 until June 2003. Prior to Wisconsin Energy Corporation, Mr. Donovan was Executive Vice President and Chief Financial Officer of Sundstrand Corporation, a manufacturer of aerospace and industrial products, from June 1988 to August 1999. Prior to June 1988, he held a variety of financial positions at Allied Signal, TMS, PHH Group, and Ford Motor Company.

Mr. Donovan’s demonstrated leadership of large company corporate finance and tax departments provides the Board with expertise regarding the intricacies of tax, banking, finance, and mergers and acquisitions. He also possesses direct knowledge of the power generation, transportation and aerospace markets, all of which are key business segments for Woodward. As a former member of the Office of the Chairman at Wisconsin Energy and a former member of the Executive Office at Sundstrand Corporation, Mr. Donovan contributes to the Board not only his strong knowledge of the markets in which Woodward competes, but also strong leadership and insight into large organizations.

Mr. Donovan has been a director of the Company since 2000.

Other public company directorships: AMCORE Financial, Inc. (since 1998); CLARCOR, Inc. (since 2000).

Thomas A. Gendron

Age: 49

Tom Gendron has been Chairman of the Board of the Company since January 2008, and has been Chief Executive Officer and President of the Company since July 2005. Mr. Gendron previously served as Chief Operating Officer and President of the Company from September 2002 until July 2005, and as Vice President and General Manager of Industrial Controls from June 2001 until September 2002. Prior to that, Mr. Gendron served as Vice President of Industrial Controls from April 2000 through May 2001, and as Director of Global Marketing and Industrial Controls’ Business Development from February 1999 through March 2000. Overall, Mr. Gendron has served with Woodward for 20 years in both the aircraft and industrial businesses, providing leadership in sales, marketing, business development, and product support management.

His experience with and knowledge of the Company’s businesses and the industries in which they operate has enabled Mr. Gendron to lead the Company’s growth since his appointment to President and Chief Operating Officer in September 2002. He has brought significant insight to the Board due to his comprehensive understanding of the Company and its operations, including the Company’s strategic vision, products, suppliers, customers and markets.

Mr. Gendron has been a director of the Company since 2005.

Other public company directorships: None held during the past five years

Board of Directors (continued)

John A. Halbrook

Age: 65

John A. Halbrook retired as Chairman of the Board of the Company in January 2008, and previously served as Chief Executive Officer of the Company from November 1993 until July 2005. Mr. Halbrook has served in various other executive positions with the Company, including Chief Operating Officer and President. Prior to joining Woodward, Mr. Halbrook garnered broad experience in finance and accounting, budgeting, marketing, strategic planning and operations through positions with Worthington Pumps, McGraw Edison, Turbodyne, General Electric, and General Dynamics.

Through his tenure as Chairman and Chief Executive Officer of Woodward, Mr. Halbrook brings to the Board insight into the Company’s operations and an understanding of the complex issues facing Woodward’s business segments and the markets in which the Company competes.

Mr. Halbrook has been a director of the Company since 1991.

Other public company directorships: AMCORE Financial, Inc. (since 1997); HNI Corporation (2004 — May 2010)

Ronald M. Sega

Age: 57

Dr. Ronald M. Sega, age 57, was appointed Vice President and Enterprise Executive for Energy and the Environment at Colorado State University (“CSU”) and The Ohio State University effective September 1, 2010. Dr. Sega held the position of Vice President for Energy, Environment, and Applied Research with the CSU Research Foundation through August 2010. Prior to joining CSU, Dr. Sega served as Under Secretary for the U.S. Air Force from August 2005 to August 2007. As Under Secretary, Dr. Sega led a team that developed a comprehensive energy strategy emphasizing supply, demand, and culture with results in 2006 of $100 million in energy-related savings and cost avoidance and receipt of the overall Presidential Award for Leadership in Federal Energy Management for the U.S. Government. As Under Secretary, Dr. Sega’s role also included the Department of Defense (“DOD”) Executive Agent for space, and the Air Force Service Acquisition Executive for space programs. From August 2001 until August 2005, Dr. Sega was Director of Defense Research and Engineering, Office of the Secretary of Defense, which is the Chief Technology Officer for the DOD. From July 1996 to August 2001, he served as Dean, College of Engineering and Applied Science, University of Colorado at Colorado Springs. Dr. Sega is a former NASA astronaut and veteran of two shuttle missions. He retired from the U.S. Air Force Reserves in the rank of Major General.

Dr. Sega brings to the Board extensive experience in applying academic research to real-world situations, knowledge of U.S. government contracting practices, and expertise in aerospace and energy technology and markets.

Dr. Sega has been a Director of the Company since 2008.

Other public company directorships: Rentech, Inc. (Since 2007)

Board of Directors (continued)

Directors Remaining in Office Until 2013:

John D. Cohn

Age: 56

Mr. Cohn has served as Senior Vice President, European Business Planning and Execution, of Rockwell Automation, Inc., a global provider of innovative industrial automation and information products, services and solutions since March 2009. In this capacity, Mr. Cohn develops and directs regional and country level business strategies for over $1 billion of Rockwell sales. Additionally, Mr. Cohn leads business development activities, including strategic partnerships, acquisitions and other market expansion opportunities to generate incremental revenue. Prior to accepting this position in March 2009, Mr. Cohn served as Senior Vice President, Strategic Development and Communications, for Rockwell Automation from 1999 to March 2009.

Mr. Cohn brings to the Board expertise in global market development, market penetration and experience with leading organizations through turnarounds, mergers and acquisitions.

Mr. Cohn has been a director of the Company since 2002.

Other public company directorships: None held during the past five years.

Michael H. Joyce

Age: 70

Michael H. Joyce retired in July 2006 as President and Chief Operating Officer of Twin Disc, Inc., an international manufacturer and worldwide distributor of heavy-duty off-highway and marine power transmission equipment. Prior to joining Twin Disc in January 1991, Mr. Joyce was employed at Dana Corporation for 28 years, holding positions of increasing responsibility, including President of Dana’s Fluid Products Division; Vice President and General Manager of Dana’s Heavy Axle Division; and International Manager of Dana’s Axle Division.

Mr. Joyce’s extensive experience in management, engineering, sales/marketing, and international manufacturing provides the Board with expertise in the engine and power generation markets as well as practical knowledge and leadership for overseeing the Company’s management.

Mr. Joyce has been a director of the Company since 2000.

Other public company directorships: Mr. Joyce served 15 years on the board of Twin Disc, Inc., from 1991 until his retirement as a director in July 2006. Mr. Joyce also served on the board of The Oilgear Company from 1998 until his retirement as a director in 2006.

Board of Directors (continued)

James R. Rulseh

Age: 55

James Rulseh has served as the Chief Operating Officer, Tulip Corporation, a private manufacturing company, since October 2009. Prior to joining Tulip Corporation, Mr. Rulseh served in the following capacities for Modine Manufacturing Company, an NYSE listed company that is a diversified global leader in thermal management technology and solutions: Special Assistant to the Chief Executive Officer, from January 2009 to October 2009; Regional Vice President — Americas, and an officer of Modine Manufacturing Company, from October 2007 to January 2009; Regional Vice President — Asia and an officer of Modine Manufacturing Company, from November 2006 to October 2007; Group Vice President and an officer of Modine Manufacturing Company, from April 2001 to November 2006; Managing Director of the Automotive Business Unit of Modine Europe, from 1998 to March 2001. Prior to 1998, Mr. Rulseh had held various other positions with Modine beginning in 1977.

Mr. Rulseh’s position as COO of Tulip Corporation and his extensive operational managerial experience at Modine Manufacturing Company provide him with significant insight and experience into the operations, challenges and complex issues facing major manufacturing corporations. Mr. Rulseh brings to the Board extensive senior executive level expertise in international manufacturing and business restructurings.

Mr. Rulseh has been a director of the Company since 2002.

Other public company directorships: Proliance International, Inc. (PLI), New Haven, CT (2005 — July 2010) — Member, Compensation and Nominating Committees.

Board of Directors (continued)

Governance Documents

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The NASDAQ Stock Market, Inc. (“NASDAQ”), SEC rules and regulations, and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Woodward maintains a corporate governance page on its website at http://www.woodward.com that can be accessed by clicking on “Investor Information” and then on “Corporate Governance.” Included on this site are the following documents adopted by our Board: a Message from our Chairman and Chief Executive Officer; the Woodward Constitution; our Director Guidelines; Executive/Director Stock Ownership Guidelines; charters for our Audit, Compensation, Executive, and Nominating and Governance Committees; the Woodward Codes of Business Conduct and Ethics for directors, officers, and members, including the Woodward Code of Ethics for Senior Financial Officers and Other Finance Members; the Business Conduct Oversight Committee charter; our policy relating to “Insider” Trades of Securities; and our Related Person Transaction Policies and Procedures.

Independent Directors

The Board has determined that each member of the Board, other than Mr. Gendron, is independent under the criteria established by SEC rules and regulations and NASDAQ listing requirements for independent board members. In addition, the Board has determined that each members of the Audit Committee meets the additional independence criteria required for audit committee membership established by SEC rules and regulations and NASDAQ listing requirements for audit committee membership.

Board Leadership Structure

Mr. Gendron currently serves as our Chairman of the Board and Chief Executive Officer. Because one individual serves as Chairman and CEO, the Board appoints an independent director to serve as “Lead Director.” Our current lead director is Mr. Joyce, who was appointed to that position by the Board in 2007. The independent Lead Director chairs separate meetings of the independent directors following regularly scheduled Board meetings. The duties and responsibilities of the independent Lead Director are set forth under the “BOARD MEETINGS AND COMMITTEES — LEAD DIRECTOR” section below. The Board believes the combined Chairman/CEO position, together with an independent Lead Director has certain advantages over other board leadership structures and best meets the Company’s current needs. Mr. Gendron’s leadership as Chairman and CEO provides our Board with detailed and in-depth knowledge of the Company’s strategy, markets, operations and financial condition and enhances our ability to communicate a clear and consistent strategy to our stockholders, employees and business partners. The current leadership structure differentiates the oversight role of the Lead Director and other independent Directors from the oversight role of the Chairman/CEO and other management.

The Board understands there is no single “one-size fits all” approach to providing Board leadership in the competitive and changing environment in which we operate. The optimal Board leadership structure may vary as circumstances warrant. At present, the Board believes its current structure effectively maintains independent oversight and management. Consistent with our Director Guidelines, the Board reviews and considers whether the positions of Chairman and CEO should be combined or separated as part of a regular review of the effectiveness of the Company’s governance structure.

Board Meetings and Committees

The Board met five times in fiscal 2010; all incumbent directors attended more than 80 percent of the aggregate of the total meetings of the Board and all committees of the Board on which they served. Directors are invited, but are not required, to attend annual meetings of stockholders. All directors attended the Company’s last annual meeting of stockholders.

The Board has the following standing committees: Audit Committee; Compensation Committee; Nominating and Governance Committee; and Executive Committee. All actions by committees are reported to the Board at the next regularly scheduled meeting.

Committee Membership

Nominating
Name	Audit		Compensation		and Governance		Executive
John D. Cohn			■

Paul Donovan	■	*					■

Thomas A. Gendron							■	*

John A. Halbrook							■

Michael H. Joyce	■						■

Mary L. Petrovich			■

Larry E. Rittenberg	■				■

James R. Rulseh			■	*	■

Ronald M. Sega	■				■

Michael T. Yonker			■		■	*	■

*	Chairman

Audit Committee	The Audit Committee oversees and monitors the Company’s accounting and financial reporting processes, including the quality of internal controls over those processes and audits of the Company’s financial statements and internal controls over financial reporting, and assists the Board of Directors with overseeing the Company’s processes for monitoring compliance with laws and regulations and with the Company’s various programs related to its codes of conduct. The Audit Committee produces an annual report relating to the compliance of the Company’s financial statements with applicable rules and regulations and recommends to the Board of Directors, based on reviews and discussion with management and the Company’s independent registered public accounting firm, that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K. The Audit Committee also retains, oversees, and evaluates the Company’s independent registered public accounting firm. The Audit Committee operates under a charter that more fully describes the responsibilities of the Audit Committee. The Audit Committee also reviews its charter at least annually and recommends to the Board of Directors such revisions as it deems necessary or appropriate. The Audit Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp/AudCommCharter.pdf.

Consistent with SEC rules and regulations and NASDAQ’s independent director and audit committee listing standards, and in accordance with the Audit Committee charter, all members of the Audit Committee are independent directors. The Board of Directors has determined that Messrs. Donovan, Joyce and Rittenberg are Audit Committee Financial Experts, as the SEC defines that term, and have experience resulting in “financial sophistication” as defined under NASDAQ listing requirements.

The Audit Committee meets as often as necessary to perform its duties and responsibilities. The Audit Committee held six meetings in fiscal 2010.

Compensation Committee	The Compensation Committee reviews and approves the compensation of all of our executive officers. The Compensation Committee has oversight responsibility for the Company’s annual incentive plans, the Long-Term Management Incentive Compensation Plan, the 2002 Stock Option Plan, and the 2006 Omnibus Incentive Plan. The Compensation Committee determines and takes all action, including granting of all incentives and/or stock options to eligible Company

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employees, in accordance with the terms of the plans. Consistent with NASDAQ’s independent director listing requirements, and in accordance with the Compensation Committee charter, all members of the Compensation Committee are independent directors. The Compensation Committee reviews performance against targets for both the annual incentive compensation plan and the long-term incentive compensation plan.

The Compensation Committee regularly reviews the Company’s compensation policies and practices. The Company also conducted a review of its compensation plans and related risk to the Company. The Company and the Committee have concluded that any risks arising from its employee compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

General

The principal responsibilities of the Compensation Committee are to, among other things, discharge the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executive officers, conduct an annual performance review of the Chief Executive Officer with input from the independent members of the Board, produce an annual report relating to the Company’s Compensation Discussion and Analysis (“CD&A”), and recommend to the Board the inclusion of the CD&A in the Company’s Annual Report on Form 10-K and its proxy statement. The Compensation Committee’s written charter, which describes the specific duties of the Compensation Committee, is available on the Company’s corporate website at http://www.woodward.com/pdf/corp/CompCommCharter.pdf.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held four meetings in fiscal 2010. These meetings were held to review company and executive performance in fiscal 2010, and to receive and review information regarding compensation trends and competitive compensation information.

In making its decisions and completing its annual review of our Executive Compensation Program, the Compensation Committee routinely examines the following important business factors:

• financial reports on performance versus budget and compared to prior year performance;

• calculations and reports on levels of achievement of corporate performance objectives;

• reports on the Company’s strategic initiatives and budget for future periods;

• information on the executive officers’ stock ownership and option holdings;

• information regarding dilutive effects of the equity compensation plan;

• data regarding the total compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers (our “NEOs”), including base salary, cash incentives, equity awards, and any perquisites;

• information regarding compensation programs and compensation levels at our peer comparator group identified by our compensation consultant and described under the caption “COMPENSATION DISCUSSION AND ANALYSIS — COMPENSATION PHILOSOPHY AND STRATEGY — COMPETITIVE COMPARISONS;” and

• the design and administration of the Company’s compensation programs and equity compensation plans, and associated risks, if any.

Delegation of Authority

The Compensation Committee Charter provides authority to the Compensation Committee to delegate its role and responsibilities to subcommittees entirely made up of Compensation Committee members. The Compensation Committee has delegated to the Chairman of the Compensation Committee the authority to approve any and all option exercises when the optionee will pay for the cost of the option and/or the taxes associated with the transaction

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with stock previously owned and held by the optionee for at least six months. The Chairman of the Compensation Committee has been authorized to further delegate these responsibilities to any other member of the Compensation Committee.

The Compensation Committee’s Interaction with Management

In order to design compensation programs that are aligned with appropriate Company performance goals and strategic direction, the Compensation Committee works closely with management, including the Chief Executive Officer, the Corporate Vice President, Human Resources, the Corporate Vice President and General Counsel and the Corporate Director, Global HR Support Services and Risk Management. Specifically, management facilitates the alignment process by:

• providing compensation data to our executive compensation consultant for comparative benchmarking;

• evaluating NEO performance (with the exception of our Chief Executive Officer);

• making recommendations to the Compensation Committee regarding annual short-term incentive plan design and performance metrics; and

• making recommendations to the Compensation Committee regarding the compensation of the NEOs (with the exception of the Chief Executive Officer) for base salary, annual short-term incentive compensation targets, long-term cash incentive compensation targets, and long-term equity compensation. The Chief Executive Officer’s compensation, including base salary, is determined by the Compensation Committee, with guidance from our compensation consultant, relative to comparative market data, as well as measuring his performance against a defined process led by the Compensation Committee Chairman involving all independent Board members.

All decisions regarding executive compensation are ultimately made by the Compensation Committee.

The Company’s Corporate Director, Global HR Support Services, works with the Compensation Committee Chair to establish the agenda for Compensation Committee meetings. At the Compensation Committee’s request, the Chief Executive Officer regularly attends the meetings and provides background information regarding the Company’s strategic objectives, evaluation of the performance of the executive officers, and compensation recommendations as to executive officers other than himself. The Compensation Committee may also seek input from the Corporate Vice President, Human Resources, and the Corporate Vice President and General Counsel, as necessary and appropriate, to carry out its duties. The Corporate Vice President, Human Resources, provides input on: executive compensation structure, performance assessment process and data, potential promotions, talent management and succession planning, and compensation associated with promotions.

Interaction with Compensation Consultants

In making its determinations with respect to executive compensation, the Compensation Committee has historically engaged the services of an independent compensation consultant. In fiscal 2010, the Compensation Committee retained the services of Hewitt Associates, Inc. (“Hewitt”) to assist with its review of the total compensation package of the NEOs.

The Compensation Committee retains Hewitt primarily to provide guidance for the executive compensation decision making process. Annually, Hewitt provides the Compensation Committee with a Management Compensation Analysis comparing the compensation for the NEOs to our compensation philosophy and the compensation philosophies of our peer comparator group for base salary, target bonus, target total cash, long-term cash and equity incentives, and target total compensation. In carrying out its assignment, the consultant may interact with members of management, including but not limited to the Chief Executive Officer, the Corporate Vice President, Human Resources, the Corporate Vice President and General Counsel, the Corporate Controller, and the Corporate Director, Global HR Support Services.

Board Meetings and Committees (continued)

In addition to their services with respect to compensation for the NEOs, Hewitt acts as a global compensation and benefits consultant for the Company and provides total compensation data for all of the Management Incentive Plan (“MIP”) participants other than the NEOs. Management also utilizes Hewitt’s benefits-related survey data with respect to compensation benchmarking for non-NEOs.

It is the Compensation Committee’s and the Company’s belief that the services provided by the consultant are independent and free from any conflict of interest. As a result of the interactions with the Compensation Committee and management, Hewitt has a well developed understanding of our business, and is well positioned to provide objective guidance on compensation and benefit plans that are aligned with, and reinforce, our strategies and goals.

Compensation Consultant Fees

For fiscal 2010, the Company paid Hewitt approximately $344,347 for advice and services provided to the Compensation Committee and the Company. Of this amount, approximately $147,687 was paid as a result of the work Hewitt performed for the Compensation Committee related to executive compensation advice and services, and $196,660 was paid as a result of the work Hewitt performed for the Company that was not related to executive compensation, including broad compensation benchmarking data applicable to Woodward employees outside the scope of executive compensation, including international benchmarking data and services; actuarial services for the Company’s health and welfare plans; and other health and welfare consulting services.

The decision to use Hewitt for advice and services not related to executive compensation was made by management. While the Compensation Committee does not pre-approve these non-executive compensation services, it does annually review Hewitt’s internal guidelines and practices designed to guard against conflicts and ensure the objectivity of advice, including the following practices:

• Rigid enforcement of confidentiality requirements, code of conduct, and strict policy against investing in client organizations.

• Multiservice client relationships are managed by separate professional account executives (where administrative services provided) or by other practice consultants.

• Clearly defined engagements with compensation committees that are separate from any other services provided (executive compensation consulting will not be embedded in agreements for any other Hewitt consulting/administrative services).

• Formal segregation of executive compensation services (and consultants) into separate business unit.

• No incentives to cross-sell other services, and no rewards based on results other than for executive compensation practice.

• Not offering more favorable financial terms for executive compensation consulting service to companies who also retain Hewitt for additional administrative or consulting services (“no better and no worse”).

• Work only for board, compensation committee, and/or company — do not represent individual executives in any capacity.

The Compensation Committee believes that advice and services Hewitt provided to the Company did not impact advice and services that Hewitt provided to the Compensation Committee on executive compensation matters.

Nominating and Governance Committee	The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board, develops and administers the Director Guidelines and the Company’s corporate governance guidelines, establishes other guidelines, such as stock holding requirements for officers and directors, oversees the Company’s program and policies related to its codes of conduct, and addresses other governance related matters. In accordance with SEC rules and

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regulations, NASDAQ listing requirements, and the Nominating and Governance Committee’s charter, all members of the Nominating and Governance Committee are independent directors. The Nominating and Governance Committee meets as often as necessary to perform its duties and responsibilities. The Nominating and Governance Committee held five meetings in fiscal 2010. The Nominating and Governance Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp/NomGovernCommCharter.pdf.

Executive Committee	The Executive Committee exercises all the powers and authority of the Board in the management of the business when the Board is not in session, and when, in the opinion of the Chairman of the Board, a particular matter should not be postponed until the next scheduled Board meeting. The Executive Committee may declare cash dividends. The Executive Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of our assets. The Executive Committee meets as often as necessary to perform its duties and responsibilities. The Executive Committee held no meetings in fiscal 2010. The Executive Committee charter is available for review on the Company’s website at http://www.woodward.com/pdf/corp/ExecCommChart.pdf.

Director Nomination Process	The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or stockholders. The Nominating and Governance Committee uses the same criteria to evaluate all candidates for Board membership, whether recommended by directors, management, or stockholders. As it deems necessary, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees, although it did not engage any such third party consultant in fiscal 2010.

Director candidates are expected to be guided by the philosophy and concepts as expressed in the Company’s Constitution and to possess the highest levels of personal and professional ethics, integrity, values, and independence. Prospective directors should be committed to representing the long-term interests of the stockholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. Director candidates must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Nominating and Governance Committee considers relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise on various Board committees. The Nominating and Governance Committee considers the ability of candidates to meet independence and other requirements of the SEC or other regulatory bodies exercising authority over the Company. In assessing candidates, the Nominating and Governance Committee considers criteria such as education, experience, diversity, knowledge, and understanding of matters such as finance, manufacturing, technology, distribution, and other areas that are frequently encountered by a complex business. The Nominating and Governance Committee makes inquiries of prospective Board candidates about their ability to devote sufficient time to carry out their duties and responsibilities effectively, and whether they are committed to serve on the Board for a sufficient time to make significant contributions to the governance of the organization. In September 2010, the Board revised its Director Guidelines to provide that no individual will be nominated by the Board for re-election if such individual will achieve the age of 70 as of the annual stockholder meeting date of such re-election, unless the Board determines in its sole discretion that extraordinary circumstances exist that would support any such nomination.

The Nominating and Governance Committee evaluation normally requires one or more members of the Nominating and Governance Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified

Board Meetings and Committees (continued)

candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Stockholders wishing to suggest a candidate for Board membership should write our Corporate Secretary at P.O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525 and include:

• the stockholder’s name and contact information;

• a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Governance Committee;

• the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected;

• a statement of the candidate’s business and educational experience;

• information regarding the factors described above sufficient to enable the Nominating and Governance Committee to evaluate the candidate;

• a statement of the value that the candidate would add to the board;

• a statement detailing any relationship between the candidate and any of our customers, suppliers, or competitors; and

• detailed information about any relationship or understanding between the proposing stockholder and the candidate.

In connection with its evaluation, the Nominating and Governance Committee may request additional information from the candidate or the recommending stockholder. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. In order to give the Nominating and Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s annual meeting of stockholders. No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the election of directors at this annual meeting.

Board Composition and Diversity	The Board does not maintain a formal diversity policy for its members. However, the Board meets periodically with the Nominating and Governance Committee to review Board composition for requisite knowledge, experience and diversity of background which, when taken together, ensures the Board possesses the skills and expertise necessary to effectively oversee the Company’s business. In this regard, the Nominating and Governance Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education, and technology, as well as other relevant knowledge that contributes to the Company’s global activities. The Board believes that diversity is an important component of Board membership, and is guided by the Company’s Bylaws, Director Guidelines, and Constitution, which requires the Board to adhere to the philosophy and concepts, including respect for the dignity, worth and equality of all members.

Lead Director	Mr. Joyce serves as “Lead Director.” The Lead Director chairs separate meetings of the independent directors, generally following each regularly scheduled Board meeting. Topics discussed are at the discretion of the independent directors. The Lead Director then meets with the Chief Executive Officer to review items discussed at the meeting. The Lead Director conducts a quarterly review of the Chief Executive Officer and communicates to the Chief Executive Officer his annual performance review as conducted by the Compensation Committee with input from the independent members of the Board of Directors. The Lead Director also communicates with the Chief Executive Officer on a regular basis to discuss any other Board matters or concerns, and acts as a liaison in that regard between the independent members of the Board and the Chief Executive Officer.

Board Meetings and Committees (continued)

Stockholder Communications with the Board of Directors	Stockholders may send communications to the Board by submitting a letter addressed to: Woodward Governor Company, Attn: Corporate Secretary, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525.

The Board has instructed the Corporate Secretary to forward such communications to the Lead Director. The Board has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board consideration. The Corporate Secretary may also forward the stockholder communication within the Company to the Chief Executive Officer and President or to another executive officer to facilitate an appropriate response.

The Corporate Secretary will maintain a log of all communications from stockholders and the disposition of such communications for review by the directors at least annually.

Risk Oversight	The Board is responsible for overseeing management’s identification and mitigation of Company risks, including but not limited to risks associated with our strategic plan, capital structure, development activities and compliance with government regulations. While the Board has the ultimate oversight responsibility for risk management processes, various committees of the Board composed entirely of independent directors also have responsibility for some aspects of risk management. The Board and its committees receive regular reports on risk management from Company management and independent auditors.

• The Audit Committee is responsible for risks relating to the Company’s financial statements, financial reporting processes, the evaluation of the effectiveness of internal control over financial reporting, and the Company’s compliance with its financial and ethics policies.

• The Compensation Committee is responsible for monitoring risks associated with the design and administration of the Company’s compensation programs and equity compensation plans, and performs the annual performance review of the CEO. For 2010, the Compensation Committee reviewed its compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

• The Nominating and Governance Committee oversees risks relating to the Company’s corporate governance processes, compliance with the Sarbanes-Oxley Act, SEC and NASDAQ rules and regulations and other state and federal laws and regulations relating to corporate governance.

The Board and its committees have direct and independent access to management. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that Woodward faces. The existing Board leadership structure encourages communication between the independent directors and management, including those as a result of discussions between the Lead Director and the Chairman of the Board and Chief Executive Officer. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Related Person Transaction Policies and Procedures	In November 2007, the Board adopted our Related Person Transaction Policies and Procedures (our “RPT Policy”), which provides that the Audit Committee will review and approve Interested Transactions (as described below). Our RPT Policy delegates the authority to act with respect to Interested Transactions that are valued below a stated threshold to the Chair of the Audit Committee.

Our RPT Policy defines an “Interested Transaction” with reference to transactions described in Item 404 of Regulation S-K promulgated by the SEC, which generally means a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships or any material amendments or modifications thereto in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect interest.

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“Related Person” also is defined in our RPT Policy with respect to the definitions contained in Item 404 of Regulation S-K. Generally, “Related Persons” consist of any director or executive officer of the Company, any nominee for director, any holder of five percent or more of the Company’s common stock, or any immediate family member of any such persons. “Immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of any such person, and any person (other than a tenant or employee) sharing the household of such person. It may also include entities with which any of such persons have a relationship.

The approval procedures in our RPT Policy state that the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances. In addition, our RPT Policy states that, in connection with the approval or ratification of an Interested Transaction involving an outside director or nominee for director, the Audit Committee should consider whether such transaction would compromise such director’s status as: (1) an independent director under NASDAQ’s independence standards, (2) an “outside director” under Section 162(m) of the Internal Revenue Code, or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the Compensation Committee of the Board, or (3) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee of the Board. Our RPT Policy also identifies certain transactions that are deemed to be pre-approved, including transactions involving competitive bids, regulated transactions, and employee transactions.

Our RPT Policy is available for review on the Company’s website at http://www.woodward.com/pdf/corp/RelatedPersonsTransactionPolicy.pdf.

Prior to November 2007, the Company’s unwritten policy with respect to Related Person transactions was to evaluate and monitor Related Person transactions. Any such material transaction was required to comply with the Company’s policies, including the Company’s Codes of Business Conduct and Ethics, which addresses conflicts of interest, and any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director or officer for goods or services, or other contractual arrangements were required to be approved by the Audit Committee in accordance with the NASDAQ rules and be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In 2002, we purchased a company named Leonhard Reglerbau Dr. Ing. Adolf Leonhard GmbH from Gerhard Lauffer in an arms-length transaction. At the time, Mr. Lauffer was unaffiliated with the Company. In connection with this acquisition, the parties negotiated lease agreements for property located in Stuttgart, Germany used by the acquired company but owned by an entity owned and controlled by Mr. Lauffer (the “Lauffer Affiliate”). Upon completion of this acquisition, Mr. Lauffer became an employee of the Company and is currently its President, Electrical Power Systems. The terms of the lease agreements were agreed upon by us at a time when Mr. Lauffer was not a Related Person of the Company and, therefore, our RPT policy was not applicable in connection with this transaction. In November 2007, the rental rates were renegotiated in accordance with the terms of the original lease agreements to reflect current market prices for similar properties in the vicinity. Following this renegotiation, the modified rental rates were approved by the Audit Committee in accordance with our RPT Policy. These modified rental rates resulted in payments to Mr. Lauffer in Euros of an amount equivalent to approximately USD $850,977.52 in fiscal 2010 under the lease agreements. One of the lease agreements expires in 2011 and the other expires in 2013; however, each lease agreement is automatically extended for additional five-year terms if not terminated by either party one year before the end of the then-current term. The rental rate under the lease agreements was to be reevaluated every three years but no such revaluation had occurred until November 2007. Because the rental rates were not reviewed in 2005 as provided in the lease agreements, the Company had agreed to reevaluate the rates to reflect any additional market changes in

Board Meetings and Committees (continued)

March 2008, the six-year anniversary of this acquisition, and to thereafter reevaluate the rates every three fiscal years in accordance with the initial intent of the lease agreements. No amendments were made to the rates during March 2008 and the rental rates (in euros) currently remain unchanged from 2008 levels. All subsequent reevaluations and proposals for revised rental rates will be subject to approval in accordance with our RPT Policy.

Compensation Committee Interlocks and Insider Participation	Ms. Petrovich and Messrs. Rulseh, Cohn and Yonker served as members of the Compensation Committee during fiscal 2010. The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Director Compensation	We do not pay directors who are also Woodward employees additional compensation for their service as directors. In addition to reasonable expenses for attending meetings of the Board, non-employee directors received the following compensation in fiscal 2010:

Monthly Retainer	$3,000

Each Board Meeting Attended	$2,000

Telephonic Board Meetings	$500

Each Committee meeting attended — Chairman	$2,500

Each Committee meeting attended — all others	$1,500

Telephonic Committee meetings — Chairman	$1,000

Telephonic Committee meetings — all others	$500

Lead Director — each independent director meeting	$2,500

Audit Committee Chairman — additional monthly retainer	$750

The following table shows the compensation paid to the non-employee members of the Board during the fiscal year ended September 30, 2010:

	Fees
	Paid in Cash	Option Awards	Total
Director	($)	($)(1)	($)
John D. Cohn	$52,000	$83,676	$135,676

Paul Donovan	$67,500	$83,676	$151,176

John A. Halbrook	$46,000	$83,676	$129,676

Michael H. Joyce	$66,000	$83,676	$149,676

Mary L. Petrovich	$52,000	$83,676	$135,676

Larry E. Rittenberg(2)	$58,500	$83,676	$142,176

James R. Rulseh	$61,000	$83,676	$144,676

Dr. Ronald M. Sega	$58,500	$83,676	$142,176

Michael T. Yonker	$60,500	$83,676	$144,176

(1)	On October 1, 2009, each non-employee director was awarded options to purchase 7,600 shares of Woodward common stock at $23.18 per share, the closing price of Woodward common stock on that date as quoted on The NASDAQ Global Select Market, under our 2006 Omnibus Incentive Plan (the “2006 Plan”). These options vest at the rate of 25% per year. The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 17 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on November 18, 2010.

(2)	In lieu of cash payments for his $3,000 monthly retainer fees (totaling $36,000 for fiscal 2010), Mr. Rittenberg has elected to receive shares of Woodward common stock from treasury with equivalent value.

Board Meetings and Committees (continued)

Option awards outstanding as of September 30, 2010 are as follows:

	Options Not		Options
Director	Vested	Options Vested	Outstanding
John D. Cohn	13,300	22,000	35,300

Paul Donovan	13,300	3,800	17,100

John A. Halbrook	13,300	369,334	382,634

Michael H. Joyce	13,300	21,000	34,300

Mary L. Petrovich(l)	13,300	0	13,300

Petrovich Trust(l)	0	42,000	42,000

Larry E. Rittenberg	13,300	30,000	43,300

James R. Rulseh	13,300	21,000	34,300

Dr. Ronald M. Sega	10,450	950	11,400

Michael T. Yonker(2)	0	0	0

Yonker Trust(2)	13,300	30,000	43,300

(1)	In fiscal 2010, Mrs. Petrovich transferred 42,000 vested options to the Petrovich Grantor Retained Annuity Trust — 2010 No. 1 (the “Petrovich Trust”).

(2)	In fiscal 2010, Mr. Yonker transferred 30,000 vested options and 13,300 unvested options to the Michael Timothy Yonker, Trustee for Michael Timothy Yonker 1995 Declaration of Trust dated March 16, 1995 (the “Yonker Trust”).

Board Meetings and Committees (continued)

Stock Ownership of Management

Directors and Named Executive Officers	The following table shows how much Woodward common stock was beneficially owned, as of November 15, 2010, by each director, each named executive officer of the Company, and all directors and executive officers as a group:

	Number
Non-Employee Directors	of Shares(1)(2)	Percent(1)

John D. Cohn	44,775	*
Paul Donovan(3)	8,075	*
John A. Halbrook(4)	1,634,561	2.29%
Michael H. Joyce	38,327	*
Mary L. Petrovich	21,713	*
Petrovich Trust	42,000	*
Larry E. Rittenberg	48,569	*
James R. Rulseh	42,887	*
Ronald M. Sega	3,800	*
Michael T. Yonker	36,216	*
Yonker Trust	34,275	*

Named Executive Officers

Thomas A. Gendron	1,173,003	1.65%
Robert F. Weber, Jr.	160,877	*
Dennis M. Benning	90,544	*
Martin V. Glass	233,529	*
Gerhard Lauffer	206,000	*

All directors and executive officers as a group (19 persons)	4,259,291	5.98%

*	Less than one percent

(1)	The number of shares outstanding for purposes of calculating the percentages shown includes shares (does not include fractional shares) allocated to participant accounts of named executive officers under the Woodward Governor Company Retirement Savings Plan (the “Retirement Savings Plan”). The Plan directs the Trustee to vote the shares allocated to participants’ accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(2)	In addition, the number of shares outstanding for purposes of calculating the percentages shown includes a number of shares of our common stock that may be acquired by each person referenced through the exercise of options within 60 days of November 15, 2010 in accordance with the rules of the SEC. The below table summarizes all shares that may be acquired through the exercise of options within 60 days of November 15, 2010.

Table to footnote (2) above	Number of shares
Non-Employee Directors	(see footnote (2) above)

John D. Cohn	26,275
Paul Donovan	8,075
John A. Halbrook	232,275
Michael H. Joyce	25,275
Mary L. Petrovich	4,275
Petrovich Trust	42,000
Larry E. Rittenberg	34,275
James R. Rulseh	25,275
Ronald M. Sega	3,800
Michael T. Yonker	0
Yonker Trust	34,275

Named Executive Officers

Thomas A. Gendron	912,750
Robert F. Weber, Jr.	149,250
Dennis M. Benning	89,000
Martin V. Glass	205,750
Gerhard Lauffer	148,000

(3)	In addition to the 8,075 shares reflected above, Mr. Donovan previously gifted 9,012 shares to his wife, who shares Mr. Donovan’s household. Mr. Donovan disclaims beneficial ownership of the shares held by his wife, who currently owns 9,028 shares of Woodward common stock.

(4)	Includes 879,656 shares of Woodward common stock that are pledged in a standard margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis, with the exception of a late Form 4 filed by Woodward on behalf of Mr. Weber on May 7, 2010. The Form 4 related to Mr. Weber’s pre-election to utilize a certain portion of investments in his Woodward Executive Benefit Plan to acquire phantom stock units under that plan.

Persons Owning More Than Five Percent of Woodward Stock

The following table shows how many shares of Woodward common stock were owned by each person known to us to own more than five percent of our common stock as of November 19, 2010.

Ownership of Common Stock
Principal Holders	Number of Shares		Percent
Royce & Associates, LLC 745 5th Avenue New York, New York 10151	5,322,428	(1)(4)	7.78%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	4,060,681	(2)(4)	5.94%

Woodward Governor Company Profit Sharing Trust P. O. Box 1519 1000 E. Drake Road Fort Collins, Colorado 80525	7,265,863	(3)	10.62%

(1)	Royce & Associates, LLC has stated in the most recent Form 13G filing with the SEC that it has sole investment power and sole voting power for the entire holding.

(2)	BlackRock, Inc., has stated in the most recent Form 13G filing with the SEC that it has sole investment power and sole voting power for the entire holding.

(3)	Shares owned by the Woodward Governor Company Profit Sharing Trust are held in the Retirement Savings Plan. Vanguard Fiduciary Trust serves as Trustee of the Profit Sharing Trust. JPMorgan Chase Bank, N.A. serves as custodian of the Retirement Savings Plan and holds the actual shares in a custodial account. All shares held in the Profit Sharing Trust are allocated to participant accounts. The Retirement Savings Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Retirement Savings Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(4)	Stated number of shares owned based on filings with the SEC as of November 19, 2010 and reflects holdings as of December 31, 2009.

Compensation Discussion and Analysis

2010 Overview
Our Executive Compensation Program has been designed to (1) provide a competitive total compensation program which enables us to attract, retain, and motivate a high-performance executive management team, and (2) link the total compensation program payouts to Company and individual performance. We believe that proper administration of this program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its stockholders.

Our Executive Compensation Program is based on the overall financial performance of the Company and is structured as a total compensation package comprised of the following elements:

•	Base salary;

•	Annual short-term incentives, and

•	Long-term incentive compensation, which includes cash and equity components.

In addition, the compensation program for NEOs includes health and welfare benefits, a deferred compensation program, defined contribution plans, change of control arrangements, and other ancillary benefits.

The Compensation Committee, comprised entirely of independent directors, has oversight responsibilities for the compensation program administration, and all compensation decisions with respect to the NEOs are subject to Compensation Committee review and approval. In making these decisions, the Compensation Committee uses a market-based compensation model wherein the responsibility and accountability of the NEOs are compared to similar positions at companies in our peer comparator group. In addition, Hewitt, an executive compensation consulting firm engaged by the Compensation Committee, provides guidance throughout the entire process, including guidance regarding the selection of our peer comparator group and the level of base salary, annual short-term incentive compensation, and long-term incentive compensation.

Compensation Philosophy and Strategy
Our compensation philosophy is to establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator group.

We place a strong emphasis on variable compensation. Variable compensation plans (annual short-term incentives and long-term incentives) are designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals. We also use long-term incentives, including equity-based compensation, to align NEO and stockholder interests.

With each component of our Executive Compensation Program, we strive to align the interests of the NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance.

Competitive Comparisons
Our compensation programs are benchmarked to be competitive with our peer comparator group. Generally, companies in our peer comparator group are selected by the Compensation Committee, in consultation with Hewitt and management. These selections are made from the Hewitt Total Compensation Measurement database companies on the basis of competition for business or talent, global structure, level of operational complexity, similar revenue size, market capitalization, and manufacturing profile.

The Compensation Committee analyzes compensation decisions based on our peer comparator group as a whole and uses 50th percentile compensation data as a benchmark in determining our target compensation levels. In making these decisions and determinations, the Compensation Committee, in consultation with Hewitt and management, matches the NEOs with similarly positioned executives at companies in the peer comparator peer group. These matches facilitate pay comparisons based on functional matches, job duties, responsibilities, level of impact, and organizational level. The Compensation Committee uses the statistical methodology of regression analysis to bring comparator peer group revenues, and our corresponding target compensation levels, in alignment with our revenue. We use revenue for this analysis because we believe that revenue can be a proxy for the scope and complexity of the NEO position that is being compared.

Our peer comparator group identified below was used in fiscal 2010 to benchmark target compensation opportunities across each component of compensation, including base salary, annual short-term incentive compensation, and long-term incentive compensation

Compensation Discussion and Analysis (continued)

and, when considered in the aggregate, the total compensation for each NEO. No changes were made to our peer group when compared to the previous year.

Comparator Peer Group
Actuant Corporation Ameron International Corporation Ametek, Inc. AMSTED Industries Inc. BAE Systems, Inc. Brady Corporation Crane Co. Curtiss-Wright Corp. Donaldson Company, Inc.	ESCO Technologies Inc. Flowserve Corporation FMC Technologies, Inc. Goodrich Corporation Graco Inc. Hubbell Inc. IDEX Corp. Joy Global Inc. Kaman Corporation	MOOG Inc. Rockwell Automation Rockwell Collins Roper Industries Sauer-Danfoss Inc. Thomas & Betts Corporation Valmont Industries, Inc. Waters Corporation

For purposes of developing the performance metrics for determining the payout under the cash component of the Long-Term Incentive Plan (the “LTIP”), the Compensation Committee has approved a relative measure methodology wherein we compare our performance to the S&P Mid Cap 400, an external index, for performance cycles starting after fiscal 2009. For performance cycles prior to fiscal 2009, we used a relative measure methodology where our performance was compared to the S&P Small Cap 600. We believe that, for the cash component of the LTIP, the S&P Mid Cap 400 relative measure methodology is more appropriate as a benchmark of our performance against a larger and broader population of companies, which is representative of investment options available to the market. We believe that outperforming the benchmark should result in an increase in stockholder value.

Allocation Between Current and Long-Term Compensation
We use a mix of pay comparison analysis when reviewing our total compensation. This analysis reviews how pay is delivered at our Company relative to companies in our peer comparator group, in particular, the relationship between fixed and variable pay, and short-term and long-term compensation. The following table sets forth our pay mix in fiscal 2010:

Pay Mix
Base Salary	Annual Short Term Incentive	Long-Term Incentive
29%	21%	50%

We look to market practice in our peer comparator group as a guide for pay mix in order to minimize any recruiting disadvantages that may result from a pay structure that differs materially from outside opportunities. Accordingly, our pay mix in fiscal 2010 was relatively consistent with the companies in our peer comparator group. We believe it is important to provide a smaller portion of total compensation in a more stable form, such as base salary, and a more meaningful portion of total compensation tied to incentives which can fluctuate, up or down, based on our fundamental financial performance.

Allocation Between Cash and Non-Cash Compensation
Total compensation for NEOs in fiscal 2010 was allocated 64% to cash (base salary, annual short-term incentive and long-term incentive) elements and 36% to non-cash (stock options) elements. This allocation was the outcome of our analysis rather than a starting point, as we do not have a targeted allocation ratio between cash and non-cash elements for total compensation. Our fiscal 2010 allocation was influenced by two important factors:

•	our efforts to minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation; and

•	our desire to align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) rather than to changes in stock price (on which management has relatively less direct influence).

Elements of Compensation

Base Salary
Base salary is a standard compensation component we must pay to remain competitive in our industry. The Compensation Committee generally sets base salary and annual adjustments at levels considered appropriate for comparable NEO positions at companies in our peer comparator group. Base salaries are reviewed by the Compensation Committee on an annual basis in the fourth quarter of the fiscal year preceding the effectiveness of the change. Specifically, base salaries are reviewed and approved in September for an October effective date.

Compensation Discussion and Analysis (continued)

Using the statistical methodology of regression analysis described under the caption “COMPENSATION PHILOSOPHY AND STRATEGY — COMPETITIVE COMPARISONS,” we target base salaries for the NEOs at the 50th percentile of our peer comparator group base salaries.

Quantitative data in our peer comparator group is used to determine the 50th percentile, but we may also use qualitative performance data and factors to adjust an NEO’s base salary as a result of an individual NEO’s performance, experience, responsibilities, management, leadership skills, and rate of increase from existing base. These qualitative factors are used to determine the appropriate placement in the salary range and the relationship between an NEO’s base pay and the 50th percentile.

Base salary is found in the Summary Compensation Table in the Salary column.

Annual Short-Term Incentive Compensation
Annual short-term incentive compensation is provided through the Management Incentive Plan (“MIP”). Payout under the MIP is measured by our internal annual financial performance against pre-determined metrics. The MIP is designed to be competitive with compensation offerings in our peer comparator group and to align compensation with financial performance drivers that are intended to benefit stockholders. The MIP is approved each year during the Compensation Committee’s September meeting, with the pre-determined metrics generally approved at its November meeting. For fiscal year 2010, the Board considered the MIP and related threshold metrics at the September 2009 meeting, which required that the Company’s Earnings Per Share (“EPS”) in fiscal 2010 equals or exceeds the Company’s adjusted EPS for the prior year, which was $1.57. However, based on a difficult and uncertain economic environment, the Compensation Committee also reserved final approval of any payout under the MIP until after the completion of fiscal 2010. As a result of year-over-year EPS performance ($1.59 EPS for 2010), the Compensation Committee, at its sole discretion, approved a payout of 26.67% of the target bonus, which is below the normal threshold of 40%. However, due to the magnitude of the Company’s year-over-year performance, Mr. Gendron declined any bonus payout under the MIP for fiscal 2010.

The target and actual payouts for each NEO under the MIP are detailed in the following table:

NEO	Target as a % of Base Salary	2010 Actual Payout
Gendron	100%	$0	(1)
Weber	60%	$57,607
Benning	55%	$48,416
Glass	55%	$47,746
Lauffer	55%	$47,795

(1)	As stated above, Mr. Gendron declined any bonus payout under the MIP for fiscal 2010.

Long-Term Management Incentive Compensation
The long-term incentive compensation plan is a key component of the total compensation package. The 2006 Plan, which was approved by stockholders in January 2006, permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Covered Employee Annual Incentive Awards, Cash-Based Awards, and Other Stock-Based Awards. To date, the Committee has authorized grants to NEOs of only nonqualified stock option equity awards and a multi-year cash based performance award.

The Company currently utilizes two primary components under the 2006 Plan: (1) stock options and (2) cash. These components are paid to offer competitive benefits to our executives and to align their interests with increasing stockholder value. The aggregate values of these components are aligned with the total value of the options (as determined using the Black-Scholes-Merton methodology) plus the target cash payout to provide the total long-term incentive compensation. The Compensation Committee’s determination of total long-term compensation under the 2006 Plan uses the statistical method of regression analysis described under the caption “Compensation Philosophy and Strategy — Competitive Comparisons,” and targets the 50th percentile of our peer comparator group for each NEO. Total long-term compensation may be adjusted by the Compensation Committee as a result of an individual NEO’s performance, experience, responsibilities, management, and leadership skills.

With respect to stock option awards, the option price of the shares is determined at the date of the grant, which has been set forth as of October 1st of each grant year, and will not be less than the closing price as quoted on The NASDAQ Global Select Market on that day.

With respect to the cash opportunity, the Compensation Committee generally establishes three-year performance periods, and the 2011-2013 performance period cycle was established in September 2010. The Committee establishes the three-year performance cycle

Compensation Discussion and Analysis (continued)

long-term cash based awards in the fourth quarter of the fiscal year preceding the first year of the performance cycle. The performance metrics for the multi-year plans were determined by the Compensation Committee to be:

•	Return on Capital (50% weight)

•	Growth in Earnings per Share (50% weight)

The performance metrics were selected and weighted equally based on important business measures for emphasis for the performance period and are typical of the peer comparator group.

For the purposes of measuring performance, “return on capital” is defined as net income, adjusted for accounting changes and after-tax interest expense, divided by the sum of total debt, stockholder’s equity, and any non-controlling interest. EPS for this purpose is measured as net income, adjusted for accounting changes, divided by fully diluted common shares outstanding. EPS during the performance cycle is compared to a baseline EPS to calculate the growth in EPS during such cycle. There are currently three relevant cycles: 2008-2010 (basis is EPS for year ended 2007 of $1.39), 2009-2011 (basis is EPS for year ended 2008 of $1.75), 2010-2012 (basis is EPS for year ended 2009 of $1.37).

Company performance is measured relative to the performance of the companies in the comparison group using the S&P Small Cap 600 index for the 2008-2010 and 2009-2011 cycles, of which we were a member at the time these performance cycles started. As discussed previously, the Committee approved a change in our comparison group for future performance cycles starting with the 2010-2012 cycle, to the S&P Mid Cap 400, in conjunction with our placement in that index.

Payout in relation to our ranking within the S&P Small Cap 600 is as follows:

Performance	Payout
At 50th percentile	50% of target
At 60th percentile	100% of target
At 75th percentile	200% of target

The above payout formula applies to each measure weighted equally. If performance is below the 50th percentile, no award will be earned or paid as it relates to that measure. Award amounts are interpolated for performance results between the above percentiles. The maximum award that can be earned for performance at or above the 75th percentile is 200% of target as it relates to that measure.

The Compensation Committee established a reward target for each NEO, articulated as a percentage of base salary. These targets are based on market data for our peer comparator group for long-term incentive compensation. Targets and 2008-2010 actual payout for the cash component of LTIP are detailed in the following table:

	Cash Target LTIP
	Award as a % of	2008-2010 Actual
NEO	Base	Payout
Gendron	50%	$639,275
Weber	40%	$257,756
Benning	35%	$203,781
Glass	35%	$206,535
Lauffer	35%	$210,303

Payouts for the 2008-2010 cycle were based on the following performance levels:

Metric	Performance	Payout
Return on Capital	87th Percentile	200%
Growth in Earnings per Share	74th Percentile	193.4%

These performance levels resulted in awards that aggregate to 196.7% of target for each NEO for the 2008-2010 cycle. The amounts paid under the cash portion of the Long-Term Incentive Plan ending in fiscal 2010 can be found above and in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

Compensation Discussion and Analysis (continued)

Other Compensation Programs
The NEOs participate in the same health, welfare, and retirement benefits as does all of our employee membership. This includes a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, maxing at 4.5%); Woodward Stock Plan (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was closed to new participants as of September 30, 2003, with prior participants grandfathered.

All plans are subject to applicable limitations set by the Internal Revenue Service (“IRS”). Supplemental matches and contributions to the Executive Benefit Plan (“EBP”) described below are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan.

Our NEOs are also eligible to participate in a deferred compensation plan, the EBP. This plan is also available to other key members of management. Participants are able to defer up to 50% of base salary, and up to 100% of any incentive payments.

Mr. Benning will have the right to receive relocation benefits whereby he and his wife may relocate anywhere within the U.S. within one year following his retirement. In addition, Woodward provides Mr. Benning a car and reimburses for the cost of gas associated with business use of a car, and for living accommodations and pays for costs associated with household property management services for Mr. Benning while serving as President, Airframe Systems. In addition, Woodward reimburses certain travel expenses of Mr. Benning and his wife.

The benefits described in this section are paid to remain competitive in the marketplace. Amounts relating to certain of these benefits may be found in the All Other Compensation column of the Summary Compensation Table.

Post-Employment Compensation and Employment Contracts
Change in control agreements exist for each of the Company’s NEOs. We believe these are necessary to ensure actions and behaviors that are aligned with, and in the best interests of, our stockholders in the event of a change of control transaction, to retain these executives through a change of control transaction and to enable them to remain focused on running the business to ensure a smooth transition.

Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control benefits are designed to preserve productivity, avoid disruption, and prevent attrition during a period when we are involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our stockholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Committee’s annual compensation decisions.

For a further description of the change in control agreements, see the information under the caption “EXECUTIVE COMPENSATION — POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL — CHANGE OF CONTROL AGREEMENTS POST-EMPLOYMENT PROVISIONS.”

Messrs. Gendron, Weber, Benning, and Glass are not employed under general employment contracts and are employees at will. Mr. Lauffer is employed under an employment contract, as required by German labor laws. It is a five-year contract expiring originally in 2007, which automatically extends without further action by either party for successive additional five-year periods. Liability is limited in accordance with the five-year contract laws.

Discretion
Our compensation plans allow for the application of discretion in determining performance metrics and awards thereunder in the event of extraordinary circumstances. For fiscal 2009, no such discretion or adjustments were applied.

Impact of Accounting and Tax Issues on Executive Compensation
In setting individual executive’s compensation levels, we do not explicitly consider accounting and tax issues. We do, however, analyze the overall expense arising from aggregate executive compensation levels and awards and the components of our pay programs.

As one of the factors in our evaluation of compensation matters, we also consider the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (the

Compensation Discussion and Analysis (continued)

“Code”), places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The 2006 Omnibus Plan has been approved by stockholder vote. As a result, stock option and cash-based performance awards under this plan may qualify for performance-based deductions and may not be subject to the deductibility limit imposed by Section 162(m) of the Code. However, to maintain flexibility in compensating our key executives, it is not a stated policy that all compensation must be deductible. The Company and the Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with our other compensation goals.

Stock Ownership Guidelines
The Board has established stock ownership guidelines for executives and non-employee directors to align their interests and objectives with our stockholders. Non-employee directors are committed to minimum ownership of our common stock of a value equal to five times the annual retainer paid at the date of election to the Board. Woodward executives are committed to minimum ownership of our common stock of a value equal to between two and four times their annual base salary at the date of appointment. Accumulation of such number of stock is expected within 60 months of the date of such person’s appointment or election; provided, however, that the Compensation Committee may in its discretion relieve any person of such obligations on a case-by-case basis, taking into consideration special circumstances such as retirement or health of the individual.

Pledges
Under our written policies, no employees of the Company are permitted to margin our stock or engage in short sales or buying or selling of puts and calls against our stock. In addition, no employees of the Company are permitted to pledge our stock, except in limited circumstances and with prior approval from the Chief Financial Officer or General Counsel.

Compensation Committee Report on Compensation Discussion and Analysis

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, or the Exchange Act, that might incorporate this Proxy Statement, in whole or in part, the following Woodward Governor Company Compensation Committee Report on Compensation Discussion and Analysis shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

The Compensation Committee is charged with certain responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee evaluates and approves all compensation of executive officers, including base salaries, annual and LTIP, and perquisite programs of the Company. Compensation Committee determinations are presented to the Board.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Compensation Committee Report portions of the proxy statement, as described in the Compensation Committee’s charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Compensation Committee.

The Compensation Committee met with management of the Company and the Compensation Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement and the 2010 Annual Report on Form 10-K with the management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2010 Annual Report on Form 10-K, and the Board approved that recommendation.

Compensation Committee:	James R. Rulseh, Chairman
John D. Cohn
Michael T. Yonker
Mary L. Petrovich

Executive Compensation

Summary Compensation Table

The following tables set forth compensation information for the NEOs for services rendered in all capacities to the Company and its subsidiaries in fiscal 2010.

				Non-Equity
			Option	Incentive Plan		All Other
	Fiscal		Awards(2)	Compensation		Compensation	Total
Name and Principal Position	Year	Salary(1)($)	($)	(1)(3)(4)($)		($)(5)	($)
Thomas A. Gendron	2010	700,000	1,376,250	0	(MIP)(6)	88,941	2,804,466
				639,275	(LTIP)
Chief Executive Officer and President	2009	698,077	486,700	0	(MIP)	81,539	1,841,316
				575,000	(LTIP)
	2008	647,115	1,125,900	893,343	(MIP)	93,668	3,260,026
				500,000	(LTIP)

Robert F. Weber, Jr.	2010	360,000	330,300	57,607	(MIP)	113,890	1,119,553
				257,756	(LTIP)
Chief Financial Officer and Treasurer	2009	358,754	113,825	0	(MIP)	110,878	833,091
				249,634	(LTIP)
	2008	327,001	325,260	270,856	(MIP)	124,224	1,287,373
				240,032	(LTIP)

Gerhard Lauffer(7)	2010	325,839	308,280	47,795	(MIP)	10,085	902,302
				210,303	(LTIP)
President, Electrical Power Systems	2009	324,232	109,900	0	(MIP)	10,782	590,143
				145,229	(LTIP)
	2008	338,346	325,260	256,898	(MIP)	13,281	1,079,996
				146,211	(LTIP)

Dennis Benning	2010	330,070	308,280	48,416	(MIP)	234,822	1,125,369
				203,781	(LTIP)
President, Airframe Systems	2009	328,759	109,900	0	(MIP)	156,284	724,943
				130,000	(LTIP)
	2008	295,195	325,260	224,134	(MIP)	59,977	1,024,628
				120,062	(LTIP)

Martin Glass	2010	325,500	308,280	47,746	(MIP)	46,806	934,867
				206,535	(LTIP)
President, Turbine Systems	2009	324,519	109,900	0	(MIP)	44,307	603,734
				125,008	(LTIP)
	2008	299,041	325,260	227,055	(MIP)	42,461	1,009,361
				115,544	(LTIP)

Note:	The Stock Awards column and the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column have been omitted from this table because they are not applicable.

(1)	All cash compensation received by each NEO for fiscal 2010 is found in either the Salary or Non-Equity Incentive Plan Compensation columns of this Table. Fiscal 2010 salaries became effective in October 2009. Differences between fiscal 2010 and 2009 salaries above relate solely to payroll timing and do not reflect any salary increase, as the Compensation Committee determined in September 2009 that no salary increases would be made for any Company officers, including NEOs, for fiscal 2010.

(2)	The amounts reported in the “Option Awards” column above represent the grant date fair value of the option awards granted in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 17 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on November 18, 2010.

(3)	The first line item in this column represents payouts for fiscal 2009 performance under the MIP. The second line item in this column represents payouts under the cash component of the long-term management incentive compensation plan established under the 2006 Plan. See “COMPENSATION DISCUSSION AND ANALYSIS” and “— NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE” for a discussion of how amounts were determined.

(4)	MIP amounts shown for 2010 are 26.67% of the NEOs’ target bonus (which is below the normal threshold of 40%), as approved by the Compensation Committee at its sole discretion.

(5)	The amounts reported include the following:

•	Matching contributions to the Woodward Retirement Savings Plan that all participating employees receive. The Retirement Savings Plan consists of a 401(k) component, a Woodward common stock component and a Retirement Incentive Plan. The Retirement Incentive Plan was closed to new entrants hired after 2003.

•	Credit to the EBP for contributions to which the executive would have been entitled if the benefit had been calculated without regard to the limit under the Internal Revenue Code on total contributions, benefit eligible compensation, and/or salary deferrals.

•	Perquisites — Mr. Lauffer: company car; Mr. Benning: company car.

•	Other — travel and living accommodation expenses for Mr. Benning and his spouse associated with his appointment as President, Airframe Systems.

(6)	Due to the magnitude of the Company’s year-over-year performance, Mr. Gendron declined any bonus payout under the MIP for fiscal 2010.

Executive Compensation (continued)

(7)	Certain amounts paid to Mr. Lauffer as reflected in this and the following tables were paid in Euros and such amounts have been converted to dollars based on the average exchange rate during the 2010 fiscal year of $1 to 0.736560 Euros.

The amounts of All Other Compensation reflected in this column for each NEO are quantified as required below:

	Thomas A.	Robert F.	Gerhard	Dennis	Martin
Description	Gendron	Weber, Jr.	Lauffer	Benning	Glass
Retirement Savings Plan match	$29,400	$23,275		$30,699	$32,509

Executive Benefit Plan credit	$57,831	$87,240		$12,318	$12,464

Perquisites			$10,085	$13,364

Other	$1,710	$3,375		$178,441	$1,833

Total	$88,941	$113,890	$10,085	$234,822	$46,806

Grants of Plan-Based Awards for Fiscal 2010
The following table provides additional information with respect to stock-based awards granted in fiscal 2010, the value of which was provided in the Option Awards column of the Summary Compensation Table, and the potential range of payouts associated with the MIP for fiscal 2010.

							All Other
						All Other	Option
						Stock Awards:	Awards	Exercise		Grant Date
		Estimated Possible Payouts Under				Number of	Number of	or	Closing	Fair Value
		Non-Equity Incentive Plan				Shares of	Securities	Base Price	Price on	of Stock
						Stock or	Underlying	of Option	Date of	and Option
	Grant	Threshold		Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date	($)		($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)(2)
Thomas A. Gendron		LTIP $	175,000	$350,000	$700,000	0
		MIP(1) $	280,000	$700,000	$1,400,000	0
	10/1/2009						125,000	$23.18	$23.18	$1,376,250

Robert F. Weber, Jr.		LTIP $	72,000	$144,000	$288,000	0
		MIP(1) $	86,400	$216,000	$432,000	0
	10/1/2009						30,000	$23.18	$23.18	$330,300

Martin Glass		LTIP $	56,963	$113,925	$227,850	0
		MIP(1) $	66,000	$179,025	$358,050	0
	10/1/2009						28,000	$23.18	$23.18	$308,280

Dennis Benning		LTIP $	57,762	$115,525	$231,049	0
		MIP(1) $	72,615	$181,539	$363,077	0
	10/1/2009						28,000	$23.18	$23.18	$308,280

Gerhard Lauffer		LTIP $	57,022	$114,044	$228,087	0
		MIP(1) $	71,685	$179,211	$358,423	0
	10/1/2009						28,000	$23.18	$23.18	$308,280

Notes:	“LTIP” references the cash component of our Long-Term Incentive Compensation Plan.

(1)	The Management Incentive Plan payment amounts are earned based on the achievement of the established financial performance objectives of the Plan on a sliding scale of 40% to 200% of the target amount established. These amounts are based on the individual’s position and a percentage of the individual’s base salary for the fiscal year preceding the year for which the MIP bonus is payable. However, based on a difficult and uncertain economic environment, the Compensation Committee agreed to consider a potential payment under the MIP for 2010, at its sole discretion, that is below the MIP threshold in a normal year, conditioned on the Company’s achievement of certain EPS objectives. See “COMPENSATION DISCUSSION AND ANALYSIS” and “— NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE” for information regarding the description of performance-based conditions.

(2)	The amounts reported in this column represent the grant date fair value of the option awards in accordance with ASC 718. Assumptions used in calculating these amounts are included in Note 17 of Woodward’s financial statements in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on November 18, 2010. For such purposes, the options are valued at $11.01 per share.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Stock option awards under the 2006 Plan consist of non-qualified options issued for a 10-year term. Options granted to officers and directors vest over four years at the rate of 25% per year, and options granted to directors prior to fiscal 2008 vested in one year. The exercise or base price represents the Woodward closing price as reported on NASDAQ on the date of the award. If employment is terminated, the options granted will be cancelled unless exercised within three months following the date of termination or the term of the option whichever is earlier. If the termination is due to retirement, all outstanding options vest and must be exercised within three

Executive Compensation (continued)

years from the date of retirement or the term of the option, whichever is earlier. For the foregoing purposes, our directors are eligible for retirement upon attaining age 55, and the NEOs are eligible for retirement upon attaining age 55 with at least ten years of service with us or age 65 with no minimum years of service. Dividends are not paid on unexercised stock option awards.

The MIP is presented in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table because it is performance based. The actual amounts of the awards under the MIP and the cash portion of the LTIP listed in the Non-Equity Incentive Plan Compensation column were paid in November 2010. The awards under both plans as set forth in the Grants of Plan-Based Awards Table are based on Threshold/Target/Maximum percentages applied to base wages as of the beginning of the fiscal year. If employment is terminated, the employee must have had full-time employee status at the end of the fiscal year, in the case of the MIP, or at the end of the last fiscal year of the multi-year period, in the case of the LTIP, to receive a payout under both plans. If the termination is due to retirement, the payout under both plans will be prorated. In either event, the payout under both plans will be based on actual goal performance. Please see “COMPENSATION DISCUSSION AND ANALYSIS” for additional information relating to these provisions, including performance criteria relating to these plans.

Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year End (September 30, 2010)
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of September 30, 2010:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options —	Options —	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Thomas A. Gendron	58,500	—	6.97	11/21/2010
	105,000	—	8.17	10/1/2011
	120,000	—	7.95	10/7/2012
	144,000	—	7.74	11/21/2013
	120,000	—	11.91	11/24/2014
	120,000	—	13.50	11/23/2015
	130,500	43,500	18.49	11/15/2016
	45,000	45,000	32.73	11/16/2017
	15,500	46,500	18.67	11/24/2018
	—	125,000	23.18	10/1/2019

Robert F. Weber, Jr.	85,000	—	14.14	8/23/2015
	22,500	7,500	18.49	11/15/2016
	13,000	13,000	32.73	11/16/2017
	3,625	10,875	18.67	11/24/2018
	—	30,000	23.18	10/1/2019

Gerhard Lauffer	42,000	—	11.91	11/24/2014
	43,500	—	13.50	11/23/2015
	21,750	7,250	18.49	11/15/2016
	13,000	13,000	32.73	11/16/2017
	3,500	10,500	18.67	11/24/2018
	—	28,000	23.18	10/1/2019

Dennis Benning	12,000	—	11.91	11/24/2014
	21,750	—	13.50	11/23/2015
	14,500	7,250	18.49	11/15/2016
	13,000	13,000	32.73	11/16/2017
	3,500	10,500	18.67	11/24/2018
	—	28,000	23.18	10/1/2019

Martin Glass	12,000	—	6.97	11/21/2010
	12,000	—	8.17	10/1/2011
	12,750	—	7.95	10/7/2012
	27,000	—	7.74	11/21/2013
	48,000	—	11.91	11/24/2014
	43,500	—	13.50	11/23/2015
	21,750	7,250	18.49	11/15/2016
	13,000	13,000	32.73	11/16/2017
	3,500	10,500	18.67	11/24/2018
	—	28,000	23.18	10/1/2019

Executive Compensation (continued)

Option Exercises and Stock Vested Table
The following table provides the amounts received upon the exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year:

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise ($)
Thomas A. Gendron	0	0

Robert F. Weber, Jr.	0	0

Gerhard Lauffer	0	0

Dennis Benning	0	0

Martin Glass	0	0

Nonqualified Deferred Compensation Table
The following table discloses contributions, earnings and balances under the EBP, the Company’s nonqualified deferred compensation plan, for each NEO:

	Aggregate	Executive	Company	Aggregate	Aggregate	Aggregate
	Balance at	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	September 30,	in Fiscal	in Fiscal	in Fiscal	Distributions	September 30,
Name	2009	2010	2010(1)	2010	in Fiscal 2010	2010
Thomas A. Gendron	$1,862,739	$0	$57,831	$650,222	$502	$2,570,290

Robert F. Weber, Jr.	$574,446	$28,523	$87,240 (2)	$74,695	$0	$764,904

Martin Glass	$439,884	$0	$12,464	$79,374	$0	$531,722

Dennis Benning	$519,745	$0	$12,318	$51,867	$0	$583,930

Gerhard Lauffer	$0	$0	$0	$0	$0	$0

(1)	These amounts are included in amounts reported in the All Other Compensation column of the Summary Compensation Table.

(2)	Mr. Weber became the Chief Financial Officer and Treasurer of the Company effective August 22, 2005. At that time, it was agreed that Mr. Weber would receive an annual bonus in the form of a Company contribution into the EBP (nonqualified deferred compensation plan) of $75,000 on December 31, 2005 and would continue to receive this amount each year through December 31, 2009 in order to compensate Mr. Weber for benefits lost when leaving his prior employer. Fiscal 2010 was the final year of this contribution.

Narrative Disclosure of Nonqualified Deferred Compensation Table
The EBP is a non-qualified, unfunded deferred compensation plan that is designed to allow for supplemental retirement savings above the limits imposed by the IRS. All of the NEOs other than Mr. Lauffer have participated in the EBP. If deferrals are above the Internal Revenue Code limits on eligible compensation, then the account is credited by the Company with a percentage “match” contribution equivalent to that available under our Woodward Retirement Savings Plan. All contributions are made on a tax-deferred basis. Eligible members are selected to participate based on criteria that includes job grade, salary level and significant accountability to produce or contribute to key business results. Amounts deferred into the EBP are indexed to the same investment alternatives available to all eligible employees under the Retirement Savings Plan. With approval from the Board, investment into Woodward common stock is permitted. Eligible employees may defer up to 50% of base salary for a plan year and up to 100% of short-term cash incentive compensation under the MIP. All elections must be made in advance of the plan year. At the time of the deferral election, the employee must designate the time and form of distribution. Distributions may be elected upon retirement or termination of employment. Distributions may also be elected for future dates during employment; however, any future date selected must be at least five plan years after the plan year in which the deferral is credited to the account. Distributions may be modified if executed a year before the originally scheduled distribution date. Distributions from the plan are made in cash; however, any payment made that is attributable to the portion of the participant’s account deemed invested in Company stock is made in whole shares of Company stock with fractional shares paid in cash. Amounts included in the EBP are 100% vested at all times.

Executive Compensation (continued)

Potential Payments Upon Termination or Change in Control
This section explains the payments and benefits to which the NEOs would be entitled in various terminations of employment scenarios. These are hypothetical situations only, as we currently employ all of the NEOs. For purposes of this explanation and these scenarios, we have assumed that termination of employment and change-in-control occurred on September 30, 2010, the last day of our 2010 fiscal year.

The intent of this section is to isolate those payments and benefits for which the amount, vesting, or time of payment is altered by the termination of employment in the described circumstances. This section does not cover all amounts the NEOs would receive following termination. Specifically they are entitled to COBRA, life insurance conversion, and payouts from their Retirement Savings Plan; however, all employees are entitled to these benefits.

The age and years of service of the NEOs as of September 30, 2010 were as follows:

		Years
Name	Age	of Service
Mr. Gendron	49	19

Mr. Weber	56	5

Mr. Lauffer	49	8

Mr. Benning	69	25

Mr. Glass	53	32

Voluntary Termination
The post-termination benefits that apply in a voluntary termination situation are:

•	the right to receive bonus payouts under the MIP and LTIP compensation programs (the NEO must be a full-time employee on the last day of the fiscal year to receive any bonus payout);

•	a lump-sum distribution of any deferred compensation balance under the EBP; and

•	the right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, or is 55 years of age with at least ten years of service or age 65 with no minimum service requirement.

No additional payments are made in the event of a voluntary termination.

Based on the ages and years of service of the NEOs on September 30, 2010, the payouts upon voluntary termination would be as follows:

Voluntary Termination	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
MIP Bonus	$0	$57,607	$47,795	$48,416	$47,746

LTIP Bonus(1)	$639,275	$257,756	$210,303	$203,781	$206,535

EBP Lump Sum Distribution	$2,570,290	$764,904	$0	(2)	$531,722

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement so payout would follow designation at the time of the election.

Involuntary Termination
The post-termination benefits that apply in an involuntary termination situation (other than a change of control termination as described below) are:

•	the right to receive bonus payouts under the MIP and LTIP compensation program;

•	a lump-sum distribution of any deferred compensation balance under the EBP; and

•	the right to exercise stock options that are vested on the last day of employment. Stock option vesting does not accelerate, unless the NEO is retirement eligible, i.e., upon attaining 55 years of age with at least ten years of service or age 65 with no minimum service requirement.

Executive Compensation (continued)

No additional payments are made in the event of an involuntary termination.

Based on the ages and years of service of the NEOs on September 30, 2010, the payouts upon involuntary termination would be as follows:

Involuntary Termination	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
MIP Bonus	$0	$57,607	$47,795	$48,416	$47,746

LTIP Bonus(1)	$639,275	$257,756	$210,303	$203,781	$206,535

EBP Lump Sum Distribution	$2,570,290	$764,904	$0	(2)	$531,722

(1)	As this calculation assumes termination at fiscal year end, the entire amount would be earned but termination prior to year end results in no amount being earned or paid.

(2)	Eligible for retirement, so payout would follow designation at the time of the election.

If the NEO was involuntarily terminated for deliberate and serious disloyal or dishonest conduct he would not be eligible for the benefits described above and his stock options would be cancelled.

Death
If a NEO dies while employed the post-termination benefit consists of:

•	bonus payouts to beneficiaries;

•	a lump-sum distribution of any deferred compensation balance under the EBP; and

•	accelerated vesting of non-qualified stock option awards that the beneficiary must exercise within one year (this is a broad based benefit to all stock option participants).

Based on the ages and years of service of the NEOs on September 30, 2010, the payouts in the event of death would be as follows:

Death	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
MIP Bonus	$0	$57,607	$47,795	$48,416	$47,746

LTIP Bonus(1)	$639,275	$257,756	$210,303	$203,781	$206,535

EBP Lump Sum Distribution	$2,570,290	$764,904	$0	(1)	$531,722

(1)	As this calculation assumes death at fiscal year end, the entire amount would be earned. If a NEO dies mid-year the payout will be prorated based on the month of death and payable within the normal timetable.

Disability
If a NEO becomes totally and permanently disabled while employed, the post-termination benefits consist of:

•	monthly payment under the Woodward Governor Long-Term Disability plan available to all employees;

•	the right to receive bonus payouts under the MIP and LTIP compensation program; and

•	accelerated vesting of non-qualified stock option awards that must be exercised within one year (this is a broad based benefit to all stock option participants).

Disability	Mr. Gendron	Mr. Weber	Mr. Lauffer	Mr. Benning	Mr. Glass
MIP Bonus	$0	$57,607	$47,795	$48,416	$47,746

LTIP Bonus(1)	$639,275	$257,756	$210,303	$203,781	$206,535

EBP Lump Sum Distribution(2)	$0	$0	$0	$0	$0

(1)	As this calculation assumes disability at fiscal year end, the entire amount would be earned and would not be subject to proration. If a NEO becomes disabled mid-year the payout will be prorated based on the month of disability and payable within the normal timetable.

(2)	Payments from the EBP may, but do not have to be taken as a lump sum in the event of disability. They may be paid out in the manner that was designated at the time the deferral was elected, based on the aggregate amounts shown.

Change of Control and Restrictive Covenant Agreements Post-Employment Provisions
In 2010 we entered into new transitional compensation agreements with certain of our officers, including all of our NEOs, that become operative only in the event of a qualifying termination following a Change of Control or other specified event. These new agreements replace older agreements that applied to our CEO and CFO.

Executive Compensation (continued)

For purposes of these agreements, a Change in Control occurs if:

•	any person, entity, or group (with certain exceptions) becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding shares of Woodward common stock; or

•	there is a change in a majority of the Board during any consecutive 12-month period, other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period;

•	Woodward’s stockholders approve a merger, consolidation, sale of assets, or share exchange resulting in Woodward’s stockholders owning less than 51% of the combined voting power of the surviving corporation following the transaction.

If, following a Change in Control (but prior to the second anniversary of the occurrence thereof), the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), the executive would receive an amount (payable in a lump sum) equal to: (1) the executive’s unpaid base salary, accrued vacation pay, unreimbursed business expenses, and any other accrued obligations owed by the Company to the executive; (2) a payment equal to the Company’s cost to provide the executive with two years continued health and welfare benefit coverage under Company-provided plans; (3) a payment equal to two years of contributions the Company would have made on behalf of the executive to its tax-qualified defined contribution retirement plan(s); (4) a payment, pro-rated based on relevant service, of the greater of the then-current year’s annual incentive award target or actual amount earned based on annualized year-to-date performance; (5) a payment, pro-rated based on relevant service, of the greater of target or the actual amount earned based on annualized year-to-date performance of all outstanding cash-based long-term incentive awards; (6) 100% (200% in the case of our CFO) of the sum of the executive’s annual base salary and target annual incentive.

In addition, all unvested stock option awards are accelerated and become immediately exercisable.

Further, in consideration for the executive to enter into restrictive covenants in the event of a qualifying termination following a Change of Control covering: Noncompetition, Confidentiality, Nonsolicitation, Cooperation, and Nondisparagement, the executive would receive an incremental amount (payable in a lump sum) equal to: 100% of the sum of the executive’s annual base salary and target annual incentive.

The following table describes the payments and benefits that are triggered by the occurrence of a Change in Control and the termination of employment following a Change in Control. Although the executives would have three months from such a termination to exercise their options, for purposes of this table, we have assumed the exercise of stock options on September 30, 2010, the last day of fiscal 2010, at the closing price on that day of $32.42 per share.

Change in Control	Mr. Gendron	Mr. Weber	Mr. Benning	Mr. Glass	Mr. Lauffer
200% of Base Salary(1)	$1,400,000	$1,080,000	$660,140	$651,000	$651,678

200% of Annual Target Bonus(1)	$1,400,000	$648,000	$363,078	$358,050	$358,422

Pro Rata Bonus	$700,000	$216,000	$181,539	$179,025	$179,211

Stock Options	$2,400,330	$531,207	$504,088	$504,088	$504,088

LTIP(2)	$474,600	$195,264	$156,652	$154,482	$154,644

200% of Retirement Savings Plan and Executive Benefit Plan Registrant Contributions in Most Recent Plan Year	$174,462	$221,030	$86,034	$89,946	$0

Benefits: Health, Life, Disability for Two Years	$21,494	$21,494	$0	$21,494	$21,494

Effect of Alternate Cap Provision	$0	$98,892	$0	$0	$0

Total	$6,570,886	$2,814,103	$1,836,006	$1,958,085	$1,869,537

(1)	300% for Mr. Weber

(2)	The LTIP amounts reflected in the above table do not include LTIP payments for the completed 3-year cycle ended fiscal 2010, which were otherwise earned as of September 30, 2010.

Executive Compensation (continued)

If the payments described above would constitute an “excess parachute payment” within the meaning of Section 208G of the IRS tax code, the Company will not provide reimbursement to the executive for any excise taxes imposed. An executive may ask the Company to reduce certain payments such that the overall value of payments subject to 208G falls below the “safe harbor” threshold where no excise tax obligation would result.

			Number of Securities
	Number of Securities to		Remaining Available for
	be Issued upon	Weighted Average	Future Issuance under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants, and Rights	Warrants, and Rights	in the first column)
Equity compensation plans approved by security holders	2,754,834	$13.92	5,221,088

Equity compensaton plans not approved by security holders	0	0	0

Total	2,754,834	$13.92	5,221,088

Audit Committee Report to Stockholders

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange that might incorporate this Proxy Statement in whole or in part, the information set forth above under “Board Meetings and Committees — Audit Committee,” relating to the charter of the Audit Committee and the independence of the Audit Committee members, and the following report shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any such previous or future filings.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and compliance with the Sarbanes/Oxley Act on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.

Based on the review and discussions referred to in this report, we recommended to the Board of Directors that the consolidated balance sheets of the Company at September 30, 2010 and 2009, and the related statements of consolidated earnings, shareholders’ equity, and cash flows of the Company for the three years ended September 30, 2010, be included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended September 30, 2010. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with Deloitte & Touche LLP, the independent registered public accounting firm that audited the financial statements.

In addition, our recommendation was based on our discussion with Deloitte & Touche LLP of the matters required to be discussed under Statement of Auditing Standards No. 61, as amended. We also discussed with Deloitte & Touche LLP their independence, received from them the written disclosures and the letter required by Independence Standards Board Standard No. 1, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence. We have based our recommendation on the foregoing discussions, disclosures and considerations.

Audit Committee:	Paul Donovan, Chairman Larry E. Rittenberg Michael H. Joyce Ronald M. Sega

Audit Committee’s Policy on Pre-Approval of Services Provided by
Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit and tax services and related fees require the specific approval of the Audit Committee. For audit-related services and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) as prohibited. The policy also requires management to periodically prepare reports for the Audit Committee on the Company’s use of the independent registered public accounting firm.

Fees Paid to Independent Registered Public Accounting Firm
The following table represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2010 and September 30, 2009, and fees billed for other services rendered by Deloitte & Touche LLP during that period.

Year Ended September 30	2010	2009
Audit Fees	$2,105,149	$1,519,502
Audit Related Fees(1)	$91,863	$498,478
Tax Fees	$592,034	$441,270
All Other Fees	$188	$130

Total	$2,789,234	$2,459,380

(1)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, assistance with statutory financial reporting, consultation on general internal control matters or Sarbanes-Oxley Act assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.

Audit Committee Report to Stockholders (continued)

On November 17, 2010, the Audit Committee recommended and approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. During the fiscal year ended September 30, 2010 and through November 17, 2010, there were no consultations with Deloitte & Touche LLP on any matters described in item 304(a)(2)(i) and item 304(a)(2)(ii) of regulation S-K.

  PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The decision of the Audit Committee to appoint Deloitte & Touche LLP was based on careful consideration of the firm’s qualifications as an independent registered public accounting firm. Deloitte & Touche LLP was originally selected by the Audit Committee as the Company’s independent registered public accounting firm effective December 6, 2007.

Although the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee would investigate the reasons for the stockholders’ rejection and would consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A proposal to ratify the appointment of Deloitte & Touche LLP for the current year will be presented at the Annual Meeting. A representative from Deloitte & Touche LLP is expected to attend the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions.

Your Board recommends a vote “FOR” the ratification of the appointment of the independent registered public accounting firm presented in Proposal 2.

PROPOSAL 3 —	AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE

The Company proposes to amend its Certificate of Incorporation to change the name of the Company from “Woodward Governor Company” to “Woodward, Inc.”

The Board of Directors has determined at this time that it would be in the best interests of the Company and its stockholders to seek approval for this name change, including the corresponding amendment to the Certificate of Incorporation. The Company believes the name “Woodward, Inc.” better reflects our current business activities in light of the advancements Woodward has made in delivering energy control solutions. The Board thus believes that the proposed name change would better communicate to the public the Company’s broad portfolio of energy control systems and components.

The proposed amendment to the Company’s Certificate of Incorporation is attached as Exhibit B to this proxy statement. If the amendment is approved by our stockholders, the Company expects to file the amendment with the Delaware Secretary of State promptly after the annual meeting. It is also anticipated that the Company’s trading symbol for NASDAQ would be changed as soon as practicable after the effective date of the amendment to the Certificate of Incorporation to effectuate the name change.

The name change amendment would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s ownership of our common shares. If you hold your shares in certificate form, you would not be required to exchange your certificate for a certificate under the new corporate name “Woodward, Inc.” Stockholders who would wish, however, to exchange their current certificate for a new certificate in the new name of the Company would be able to do so following the annual meeting by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, New York 11219, or by calling (800) 937-5449, and paying the fee required by the transfer agent.

Your Board recommends a vote “FOR” the approval of the proposed amendment to the Company’s
Certificate of Incorporation to effectuate a name change as presented in Proposal 3.

  PROPOSAL 4 — ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the “COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement beginning on page 28, we believe that our Executive Compensation Program (1) provides a competitive total compensation program that enables us to attract, retain and motivate a high-performance executive management team, and (2) aligns the interests of the NEOs with the interests of our stockholders in different ways, by focusing on both short-term and long-term performance goals, by promoting ownership of the Company, and by linking individual performance to our fundamental financial performance. For example:

•	The Chief Executive Officer declined to receive his bonus payout under the MIP for fiscal 2010.

•	We encourage long-term stock ownership by our executive officers with award features such as graduated vesting on stock option awards at 25% per year beginning on the first anniversary of the grant date.

•	We have stock ownership guidelines that require our CEO to own shares of our common stock equal to 4 times annual base salary, our CFO and group presidents to own shares of our common stock equal to 2.5 times annual base salary, and our other corporate vice presidents to own shares of our common stock equal to 2 times annual base salary, other than in special circumstances as determined by the Compensation Committee.

•	Our annual incentive compensation plans are aligned between Company executives and all other employees of the Company to ensure unified achievement of Company goals and objectives.

•	We establish total compensation packages such that, when our fundamental financial performance is at target levels, total compensation (base salary, annual short-term cash incentives, and long-term incentives) for each NEO is competitive with the 50th percentile market value total compensation for executives in comparable positions at companies in our peer comparator group.

•	We place a strong emphasis on variable compensation, which is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics, with upside opportunity for exceeding the pre-determined goals.

•	Our allocation of cash to non-cash compensation is weighted significantly toward cash-based compensation in order to (1) minimize the extent to which the interests of existing stockholders are diluted by equity used as compensation and (2) align the majority of our variable compensation with our fundamental financial performance (on which management has a great deal of direct influence) rather than to changes in stock price (on which management has relatively less direct influence).

We believe that proper administration of our Executive Compensation Program should result in the development of a management team that improves our fundamental financial performance and provides value to the long-term interests of the Company and its stockholders. Additional information relevant to your vote can be found in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement on pages 28 to 41.

For these reasons, we recommend that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of Woodward’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Your Board unanimously recommends that you vote “FOR” approval of this proposal.

PROPOSAL 5 —	ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on whether a non-binding stockholder advisory vote on the compensation of our named executive officers, such as the stockholder vote described in Proposal 4 of this proxy statement, should occur every one, two or three years. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will take into consideration the voting results when determining how often a non-binding stockholder advisory vote on the compensation of our named executive officers should occur.

We ask for your advisory vote to choose among the following three alternative resolutions. You may only choose from “OPTION #1 (Every Year),” “OPTION #2 (Every Two Years)” or “OPTION #3 (Every Three Years),” or you may abstain from voting.

OPTION #1 (Every Year)

“RESOLVED, that the stockholders believe that a non-binding stockholder advisory vote on the compensation of Woodward’s named executive officers, as disclosed in Woodward’s proxy statements pursuant to the compensation disclosure rules of the Securities and Exchange Commission, should occur every year.”

OPTION #2 (Every Two Years)

“RESOLVED, that the stockholders believe that a non-binding stockholder advisory vote on the compensation of Woodward’s named executive officers, as disclosed in Woodward’s proxy statements pursuant to the compensation disclosure rules of the Securities and Exchange Commission, should occur every two years.”

OPTION #3 (Every Three Years)

“RESOLVED, that the stockholders believe that a non-binding stockholder advisory vote on the compensation of Woodward’s named executive officers, as disclosed in Woodward’s proxy statements pursuant to the compensation disclosure rules of the Securities and Exchange Commission, should occur every three years.”

We are aware of the significant interest in executive compensation matters by investors and the general public, and value and encourage constructive dialogue on executive compensation and other important governance topics with our stockholders, to whom we are ultimately accountable. As discussed above, our executive compensation philosophy is focused on aligning Company objectives with long-term stockholder value, and accordingly, our executive compensation approach does not vary significantly from year to year. We believe that providing our stockholders with an advisory vote on executive compensation every three years aligns with this long term philosophy (e.g., our three-year cycles for LTIP awards), achieves our stockholder outreach objectives, and provides an appropriate means by which to receive input on our executive compensation policies and practices.

Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock in Woodward present in person or by proxy and entitled to vote at the Annual Meeting will be required to pass one of the three resolutions described in this proposal. If none of the three resolutions receives a majority vote, the Board and the Compensation Committee will take into consideration the resolution receiving the most votes when determining how often a non-binding stockholder advisory vote on the compensation of our named executive officers should occur.

Your Board unanimously recommends that you vote for “OPTION #3 (Every Three Years).”

  PROPOSAL 6 — STOCKHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, 80202-2917, beneficial owner of 109.237 shares, has given notice that he intends to present for action at the Annual Meeting the following resolution:

Stockholder’s Proposed Resolution

RESOLUTION

That the shareholders of WOODWARD GOVERNOR COMPANY request its Board of Directors to take the steps necessary so that each shareholder voting requirement in our articles and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in accordance with applicable laws.

STATEMENT

In the 2010 annual meeting, the proponent of this proposal presented a resolution to declassify terms of directors from three years to one year so that all directors would stand for election annually.

The proposal passed overwhelmingly with 36,676,465 shares (68.37%) worth $1,034,643,077.65 on the meeting date voted in its favor despite being strongly opposed by the board.

On August 3, 2010, the corporate secretary refused to tell the proponent if the board would be recommending it to shareholders as an amendment and a staff member previously stated no action had been taken. The deadline for submitting shareholder proposals is August 13, 2010.

In order for an amendment to declassify terms of directors to be approved, it would require a super-majority of 67% of the shares. Appropriately, the proponent is presenting a proposal requiring directors to recognized a simple-majority vote. It appears that within board meetings, a simple-majority vote is binding upon all matters but in shareholder meetings, the rules change.

Two directors serve on the board of Modine Manufacturing Company which has three successive years of losses, two served on another which is in bankruptcy, and two served on a financial holding company whose subsidiary was seized by the FDIC.

Under the present super-majority system, shareholders would need a 67% vote to remove any director as a 1% minority can frustrate the will of the 66% shareholder majority at the super-majority requirements of 67%, may be nearly impossible to attain. Arguably, super-majority requirements are used to block initiatives supported by most shareholders but opposed by management.

In 2010, this proposal was approved at Corning Inc., Pep Boys, Baxter International, McDonalds, Kohls Corporation, Union Pacific, Devon Energy, and Comerica Incorporated.

The Council of Institutional Investors www.ccc.org recommends adoption of simple-majority voting standards.

If you agree, please vote “FOR” this proposal.

Opposition Statement of Woodward Governor Company to Stockholder Proposal Received From Gerald R. Armstrong

Your Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

Under Woodward’s governing documents and Delaware law, most matters submitted to stockholders for approval require the approval of the holders of a majority of Woodward’s outstanding shares, including most matters voted upon at Woodward’s annual meetings (other than the election of directors, which requires a plurality vote). As permitted by Delaware law, Woodward’s Restated Certificate of Incorporation (the “charter”) and bylaws do, however, require more than a majority vote of the stockholders for actions affecting certain elements of Woodward’s corporate governance. These corporate governance elements include: (i) certain business combination transactions and dissolution of Woodward, (ii) director removal and calling of special meetings, and (iii) amendments to the charter and bylaws.

These supermajority voting requirements are important to Woodward’s corporate governance. They have been included in Woodward’s charter for many years and are included in the corporate charters and bylaws of many publicly-traded Delaware companies. In general, these provisions encourage focus on the long-term interests of stockholders to maximize stockholder value and provide minority stockholders with protection against self-interested actions by larger stockholders with short-term goals.

For example, provisions relating to business combinations, removal of directors and calling of special meetings are designed to discourage takeover attempts by significant stockholders and to empower a minority of stockholders to prevent consummation of significant business combinations or other transactions that may be inadequately priced, unfair, coercive or otherwise not in their best interests. Similarly, provisions relating to charter and bylaw amendments are designed primarily to prevent an acquirer from bypassing the takeover defense provisions contained in Woodward’s governing documents. These supermajority voting requirements are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire Woodward at a fair price. Like other takeover defenses, they are designed to encourage a potential acquirer to negotiate directly and at arm’s length with the stockholder-elected Board so that the Board can seek to maximize value for all stockholders and protect stockholders against abusive takeover tactics. In the event of an unsolicited takeover bid, the elimination of these supermajority protections could result in significantly diminished value for many stockholders.

The Board believes that there are important reasons for obtaining broad stockholder consensus to amend Woodward’s charter and bylaws, and that requiring a supermajority vote for these amendments protects many stockholders against the self-interested actions of a few. The stockholder-elected Board has a duty to act on a fully informed basis and in the best interests of all stockholders. Stockholders do not have similar duties to one another. Under the proposed majority of votes cast standard, a small number of very large stockholders, whose interests may conflict with those of most stockholders, could approve an amendment to Woodward’s governing documents to further their own goals. A supermajority voting requirement helps to ensure that fundamental changes to Woodward’s governing documents are made only with a broad consensus of stockholders, rather than by a “simple majority,” which may, in practice, reflect the holders of a minority of outstanding shares.

The Board also believes that the proponent ignores the long-term interests and stockholder protections served by the supermajority provisions contained in Woodward’s governing documents. Although some corporations have eliminated certain supermajority provisions, the Board does not believe that the mechanical approach suggested by the proponent is appropriate. The proponent’s own statement in support of the proposal fails to provide a coherent rationale for his proposal. Rather than addressing the long-term implications of eliminating supermajority provisions, the proponent’s supporting statement merely itemizes criticisms of Woodward and attempts to disparage its directors and employees. The Board, after careful consideration, continues to believe that more meaningful voting requirements are appropriate for certain issues that have a long-lasting effect on Woodward and its stockholders. The Board will continue to consider in the future whether particular changes to Woodward’s charter and bylaws are appropriate and in the best interests of Woodward and its stockholders. However, for the reasons set forth above, the Board believes at this time that implementation of the proposal would not serve the best interests of Woodward or its stockholders.

Your Board of Directors recommends a vote “AGAINST” this proposal for the reasons described above. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder has indicated otherwise in voting the proxy.

Stockholder Nominations and Proposals for 2011 Annual Meeting

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received by us at our principal executive offices no later than the close of business on August 12, 2011. Proposals should be sent to the attention of the Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders (other than a proposal brought pursuant to SEC Rule 14a-8). These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at our principal executive offices by a stockholder of record on both the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that such a notice for nominating a director or introducing an item of business at the 2011 Annual Meeting must be received not earlier than September 28, 2011 and not later than October 28, 2011. However, if the 2011 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2010 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2011 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2011 Annual Meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in Section 2.11 of our Bylaws attached as Exhibit A. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to nominate a director or present proposals at the 2010 Annual Meeting should be addressed to the Corporate Secretary, Woodward Governor Company, P.O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

Householding of Proxy Materials

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials or any other proxy materials in the future, please: (1) mail your request to Woodward Governor Company, P. O. Box 1519, 1000 E. Drake Road, Fort Collins, Colorado 80525, Attn: Corporate Secretary; (2) send an e-mail to investorrelations@woodward.com; or (3) call our Investor Relations department at 1-815-877-7441. Additional copies of the proxy materials will be sent within 30 days after receipt of your request. Similarly, you may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Other Matters

Woodward is soliciting this proxy on behalf of its Board and will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. This solicitation is being made by mail, but also may be made personally or by facsimile, telephone, messenger, or via the Internet. The Company has employed Morrow & Co., LLC to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders, and certain individual stockholders. The Company has agreed to pay $6,000, plus the out-of-pocket expenses of Morrow & Company, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD GOVERNOR COMPANY

A. Christopher Fawzy
Corporate Secretary

December 13, 2010

Exhibit A
Section 2.11 of the Amended and Restated Bylaws Requiring Written Notice

Section 2.11 Notice of Stockholder Nominations and Other Business.

(a)	Proper Business; Nominations. No business may be transacted at an annual meeting of stockholders, other than business that is: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof); (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) otherwise properly brought before the annual meeting by any stockholder. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder: (i) such stockholder must be a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such annual meeting; (ii) such stockholder must provide timely notice in writing to the Corporation’s Secretary pursuant to the procedures set forth in this Section 2.11; (iii) such other business must be a proper matter for stockholder action under the DGCL; (iv) if the stockholder, or the beneficial owner on whose behalf any such nomination or proposal is made, provides the Corporation with a Solicitation Notice (as defined in this Section 2.11), such stockholder or beneficial owner must in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in those materials the Solicitation Notice; and (v) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.11, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

(b)	Timeliness. To be timely, a stockholder’s notice to the Secretary (other than a request for inclusion of a proposal in the Corporation’s proxy statement pursuant to Rule l4a-8 of the Securities Exchange Act of 1934 (the ‘‘Exchange Act”)) must be delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be delivered to, or mailed and received at, the Corporation’s principal executive offices not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not later than ten (10) days following the day on which the Corporation makes such public announcement.

(c)	Information Required. The stockholder’s notice pursuant to this Section 2.11 must include all of the following: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all of the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the name and record address of such stockholder and such beneficial owner; (iv) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and beneficial owner; (v) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder; (vi) whether such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vii) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

A-1

Exhibit A
Section 2.11 of the Amended and Restated Bylaws Requiring Written Notice (continued)

(d)	Inclusion in Company Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.11, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for a stockholder’s meeting, a stockholder must provide notice as required by the regulations promulgated under the Exchange Act. Nothing in these Bylaws is deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or any successor rule.

(e)	Special Meeting Nominations. At any special meeting of the stockholders, only such business may be conducted as is brought before the meeting pursuant to the Corporation’s notice of meeting. In the event that a special meeting of the stockholders is called for the purpose of electing one or more directors, nominations of a person or persons for election may be made (i) by or at the direction of the Board of Directors or (ii) by a stockholder who complies with the procedures in this Section 2.11 if such stockholder is a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such special meeting and such stockholder provides timely notice in writing to the Corporation’s Secretary (including all of the information required by paragraph (c) of this Section 2.11) not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the special meeting.

(f)	Determination of Proper Business. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 will be eligible to serve as directors and only such business may be conducted at a meeting of stockholders as is brought before the meeting in accordance with the procedures set forth in this Section 2.11; provided, however, that once business has been properly brought before a meeting in accordance with such procedures, nothing in this Section 2.11 will be deemed to preclude discussion by any stockholder of any such business (subject to any rules for the orderly conduct of the meeting as may be adopted by the Chairman of the meeting or the Board of Directors). The Chairman of the meeting and the Board of Directors each has the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.11 and, if any proposed nomination or business is not in compliance with this Section 2.11, to declare that such defective proposal be disregarded and not presented for stockholder action.

(g)	No New Time Period. In no event will the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period for the giving of a stockholder’s notice.

(h)	Public Announcement. For the purposes of this Section 2.11, a “public announcement” includes disclosure in a press release issued to a national news service, in a document publicly filed by the Corporation with, or furnished on Form 8-K to, the Securities and Exchange Commission pursuant to the Exchange Act, or other method deemed to be a public announcement under the rules and regulations of the Securities and Exchange Commission.

(i)	Delivery. For purposes of this Section 2.11, delivery of a proxy statement or delivery of a form of a proxy includes sending a Notice of Internet Availability of Proxy Materials in accordance with Rules 14a-16 under the Exchange Act.

A-2

Exhibit B
Proposed Amendment to the Company’s Certificate of Incorporation

On April 21, 2010, the Board of Directors of the Company (the “Board”) adopted the following resolution:

WHEREAS, after discussions with the Company’s management, the Board deems it appropriate, in connection with the Company’s business strategy and the activities, promotion and attainment of the business of the Company, for the Company to amend the Restated Certificate of Incorporation of the Company (the “Charter”) to change the name of the Company to “Woodward Inc.” (the “Amendment”);

WHEREAS, the Company’s management has made presentations to the Board, and the Board has given due and proper consideration to all matters that are necessary or appropriate to enable the Board to evaluate fully and reach an informed conclusion as to the advisability and appropriateness of the Amendment; and

WHEREAS, the Board deems it advisable and in the best interests of the Company and its stockholders to approve the Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Charter be amended by striking the text of Article FIRST thereof in its entirety and substituting in lieu thereof the following:

“The name of the Company is Woodward, Inc.”;

FURTHER RESOLVED, that the Board recommends that the stockholders of the Company approve the Amendment at their next annual meeting which is to be held on January 21, 2011 or on such other date as determined by the Board in accordance with the Company’s Bylaws (the “Annual Meeting”);

FURTHER RESOLVED, that the Amendment shall be presented to the Company’s stockholders for a vote at the Annual Meeting; and

FURTHER RESOLVED, that upon approval of the Amendment by the Company’s stockholders, any officer of the Company, be and hereby is, authorized and directed to execute a Certificate of Amendment to the Charter (the “Certificate of Amendment”) in the name and on behalf of the Company, setting forth the Amendment, and to cause the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware and any other governmental agency to give it validity and effect.

B-1

WOODWARD GOVERNOR COMPANY
ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JANUARY 26, 2011, AT 8:00 A.M.
FORT COLLINS HILTON
425 West Prospect Road
Fort Collins, Colorado

PROXY PROXY WOODWARD GOVERNOR COMPANY Proxy for Annual Meeting of Stockholders — January 26, 2011 Solicited by the Board of Directors The undersigned hereby appoints Thomas A. Gendron and Robert F. Weber, Jr., and each or any of them, as the undersigned’s proxies, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in Woodward Governor Company at the Annual Meeting of Stockholders to be held on Wednesday, January 26, 2011, and at any adjournment thereof, with the same authority as if the undersigned were personally present. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4; FOR “OPTION #3 (EVERY THREE YEARS)” WITH RESPECT TO PROPOSAL 5; AND “AGAINST” PROPOSAL 6. Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be Held on January 26, 2011: This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including consolidated financial statements, are available to you at http://www.proxydocs.com/wgov. FOLD AND DETACH HERE

1. ELECTION OF DIRECTORS FOR ALL FOR WITHHOLD EXCEPT 1 Mary L. Petrovich 03 Michael T. Yonker 2 Larry E. Rittenberg FOR AGAINST ABSTAIN INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and strike a line through the nominee’s name in the list provided above. Your shares will be voted for the remaining nominees. Instruction for Cumulative Voting for Directors: Unless otherwise specified above, this proxy/instruction card shall authorize the proxies listed herein to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the box below with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet. 2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2011. 3. PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A NAME CHANGE OF THE COMPANY TO “WOODWARD, INC.” FOR AGAINST ABSTAIN PLEASE MARK VOTES AS IN THIS EXAMPLE 4. PROPOSAL REGARDING ADVISORY (NON- BINDING) VOTE ON EXECUTIVE COMPENSATION. 5. PROPOSAL ON ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION. 6. STOCKHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING. OPTION #1 OPTION #2 OPTION #3 (EVERY (EVERY TWO (EVERY THREE YEAR) YEARS) YEARS) ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Any and each of said attorneys or proxies, who are present at the meeting shall have, and may exercise, all of the powers, jointly and severally, of all said attorneys or proxies hereunder. Date: Signature Signature (if held jointly) NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. FOLD AND DETACH HERE VOTE BY TELEPHONE OR INTERNET QUICK EASY IMMEDIATE ANNUAL MEETING OF STOCKHOLDERS OF WOODWARD GOVERNOR COMPANY January 26, 2011 PROXY VOTING INSTRUCTIONS TO VOTE BY MAIL Please date, sign and mail your proxy card in the envelope provided as soon as possible. TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY) Please call 1-888-266-6788 toll-free and follow the instructions. Have your control number and the proxy card available when you call. TO VOTE BY INTERNET Please access the web page at www.proxyvoting.com/wgov and follow the on-screen instructions. Have your control number available when you access the web page. Control Number for Internet/Telephone Voting